As filed with the Securities and Exchange Commission on July ___, 1999

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549



                                   FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                EAT AT JOE'S, LTD
                 (Name of Small Business Issuer in its Charter)


         DELAWARE                        5812                 75-2636283
(State or other jurisdiction  (Primary standard industrial   (I.R.S Employer
      of incorporation)        classification code number) (Identification no.)



                              670 WHITE PLAINS ROAD

                            SCARSDALE, NEW YORK 10583

                                 (914) 725-2700
          (Address and Telephone Number of Principal Executive Offices)

                      JOSEPH FIORE, CHIEF EXECUTIVE OFFICER
                               EAT AT JOE'S, LTD.

                              670 WHITE PLAINS ROAD

                            SCARSDALE, NEW YORK 10583
                                 (914) 725-2700
           (Name, Address, and Telephone Number of Agent For Service)

                                   Copies to:

                             STEVEN A. SANDERS, ESQ
                         BECKMAN, MILLMAN & SANDERS, LLP
                           116 JOHN STREET, 13TH FLOOR
                            NEW YORK, NEW YORK 10038

                                 (212) 406 4700
                               FAX (212) 406 3750

     APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /



                         CALCULATION OF REGISTRATION FEE
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--------------------------------------------------------------------------------

                                    Proposed          Proposed Max.
Title of Each Class                 Maximum Offering  Aggregate     Amount of
of Securities        Amount to be   Price per         Offering      Registration
to be registered     registered(1)  Security          Price(1)      fee

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Common Stock
$.0001 par value
underlying Warrants   2,500,000 (2)    0.39            975,000        283
--------------------------------------------------------------------------------
Common Stock $.0001
par value            12,000,000        0.35          4,200,000      1,218

--------------------------------------------------------------------------------
                                                    $5,175,000     $1,501
Total



---------------------


                                      (ii)

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended.

(2) Pursuant to Rule 415 under the Securities Act of 1933, as amended, this registration statement also covers such additional securities as may become issuable upon exercise of warrants issued to purchasers of the securities being offered for sale under the within registration statement.

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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--------------------------------------------------------------------------------

                                      (iii)

                                EAT AT JOE'S, LTD
                              CROSS REFERENCE SHEET
                              PURSUANT TO RULE 404


                  ITEM NUMBER IN
            FORM SB-2 AND TITLE OF ITEM                LOCATION IN PROSPECTUS

PROSPECTUS
- ---------------------------------------------------
Item 1.   Front of Registration Statement and
           Outside Front Cover of Prospectus.....     Cover Page

Item 2.   Inside Front and Outside Cover Pages
           of Prospectus..........................    Inside Front and Outside
                                                      Cover Pages of Prospectus

Item 3.   Summary Information and Risk Factors....    Prospectus Summary; The
                                                      Company; Risk Factors

Item 4.   Use of Proceeds.........................    Use of Proceeds

Item 5.   Determination of Offering Price.........    Outside Front Cover Page;
                                                      Price Range of Common
                                                      Stock

Item 6.   Dilution................................    Dilution

Item 7.   Selling Security Holders................    Not Applicable

Item 8.   Plan of Distribution....................    Plan of Distribution

Item 9.   Legal Proceedings.......................    Business

Item 10.  Directors, Executive Officers, Promoters
           and Control Persons.....................   Management

Item 11.  Security Ownership of Certain Beneficial
           Owners and Management...................   Principal Shareholders

Item 12.  Description of Securities...............    Description of Securities

Item 13.  Interest of Named Experts and Counsel...    Legal Matters; Experts

Item 14.  Disclosure of Commission Position on
           Indemnification for Securities Act
           Liabilities............................    Management

Item 15.  Organization Within Last Five Years.....    Certain Transactions


Item 16.  Description of Business.................    The Company; Business

Item 17.  Management's Discussion and Analysis or
           Plan of Operation......................    Management's Discussion
                                                      and Analysis of Financial
                                                      Condition and Results of
                                                      Operations

                                      (iv)

Item 18.  Description of Property.................    Business

Item 19.  Certain Relationships and Related
           Transactions...........................    Certain Transactions

Item 20.  Market for Common Equity and Related
           Stockholder Matters....................    Outside Front Cover Page
                                                      of Prospectus; Risk
                                                      Factors

Item 21.  Executive Compensation..................    Management

Item 22.  Financial Statements....................    Financial Statements

Item 23.  Changes in and Disagreements with
           Accountants on Accounting and Financial
           Disclosure.............................    Not Applicable






                                       (v)

INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

               SUBJECT TO COMPLETION DATED ________________, 1999

PROSPECTUS


                               EAT AT JOE'S, LTD

                       12,000,000 Shares of Common Stock

                                  ------------

     This is an offering of 12,000,000 shares of Common Stock of Eat at Joe's, Ltd. The shares are being sold in blocks of 100,000 shares by the Company directly and through brokers, but not through an underwiter. Proceeds received from the sale of these shares will he used by the Company as they are received-there is no minimum number of shares which most be sold before the Company can use the proceeds.

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

                                        Per Share              Total

Public Offering Price                   $________           $_________

Commission                              $________           $_________

Proceeds to Eat at Joe's, Ltd.          $________           $_________


     The Company's Common Stock is quoted on the OTC Bulletin Board under the symbol JOES. The closing bid price for the Common Stock on July _____, 1999 as reported by the OTC Bulletin Board was $________ per share. See "Price Range of Common Stock."

                                  ------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
           REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THESE
                           ARE SPECULATIVE SECURITIES.

                                  ------------

--------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus assumes no exercise of the Warrants referred to herein. Investors should carefully consider the information set forth under the caption "Risk Factors."

                                   The Company

     The business of Eat at Joe's, Ltd. (the "Company") is to develop, own and operate theme restaurants called "Eat at Joe's(R)." The Company presently owns and operates eight restaurants in the United States; four restaurants located in Philadelphia, Pennsylvania; one each in Cherry Hill, Moorestown and Vorhees, New Jersey and one in Baltimore, Maryland ("Existing Units"). The Company is planning to open 2 additional restaurants during 1999. All these restaurants will be located within two hours from the Company's operation's center in Cherry Hill, New Jersey. All restaurants will be located in high traffic locations. The restaurants will be modest priced restaurants catering to the local working and residential population rather than as a tourist destination. Since April, 1999 the Company has owned and oeprated three restaurants on Toronto, Canaca.

     The Company's operations have generated losses since its inception. Approximately $1,300,000 will be required to open the additional restaurants. Management anticipates that sources of funds for the construction of the additional units will come from funds on hand ($200,000); cash flow from operations ($50,000); private placements of securities ($750,000); and landlord contributions for build out alterations ($300,000).

     The restaurants will be decorated in a 1950's diner style. Each restaurant will offer three meals a day from an extensive 50's diner style menu including: eggs and hot cakes for breakfast; soup, sandwiches and salads for lunch; burgers, meat loaf and chicken entrees for dinner. All units will offer take out service.

     The Company opened a 550 square foot Philadelphia location ("Shops at Penn") in November 1997, 600 square foot Cherry Hill location in December 1997; 470 square foot location in Vorhees, New Jersey in May, 1998; 845 square foot location at the Philadelphia Airport in May 1998; 4,000 square foot University City Diner location (Philadelphia) in July 1998; 2,000 square foot Market East (Philadelphia) location in August 1998; 3,680 square foot Moorestown Mall (Moorestown, New Jersey) location in October, 1998; and 2,530 square foot
Gallery at Harbor Place (Baltimore) location in September, 1998. Four of the restaurants are located in food courts in malls with common seating provided by the mall operator and four are sit down restaurants.

     The Company's revenues are not yet sufficient to cover its expenses and it is compelled to issue securities convertible into common stock at a significant discount to market to finance itself. The Company projects it will be operating on a break-even basis during the first half of 1999.

     The Company was incorporated in January 1988 as a Delaware corporation. Through December 1992 it engaged in businesses unrelated to the present restaurant business. See Note 1 to Consolidated Financial Statements, page F-8. The Company was inactive from December 1992 through January 1997 when its shareholders adopted a plan of reorganization and merger with E.A.J. Holding Co., Inc. and subsequently began development of its present business. The Company's financial and operations offices are located at 1506 Yonge Street, Toronto, Ontario, Canada. The Company maintains an executive office at 670 White Plains Road, Scarsdale, New York 10583.

                                  The Offering

Common Stock Offered by the
  Company................................   Shares 12,000,000
Common Stock to be outstanding
  after the Offering.....................   Shares 43,980,009
OTC Bulletin Board Symbol ...............   JOES
Use of Proceeds..........................   Open additional restaurant locations
                                            and potential acquitions

     The number of shares of Common Stock outstanding after this Offering is based on the assumption that all of the shares offered by the Company are sold, the number of shares outstanding as of July 9, 1999, the estimated number of shares issuable upon conversion of the Companies' convertible securities and excluding 1,247,750 shares which are subject to outstanding warrants and options.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          Summary Financial Information

                                                                                                                         Three
                                                                                                                         Months
Income Statement Data:                                                                                                   Ended
                                                             Fiscal Years Ended December 31                             March 31,
                                         ----------------------------------------------------------------------       -----------
                                             1995(1)             1996                1997               1998               1999
                                                                                                                       (Unaudited)
                                         ------------       ------------        ------------       ------------       ------------
Net sales ........................       $         --       $         --        $     84,781       $  2,519,255       $    846,995
Gross profit .....................                 --                 --              46,772          1,816,774            588,915
Operating loss ...................                 --            (14,762)           (294,718)          (835,391)          (114,665)
Other expense, net ...............                 --             (3,938)             (4,304)          (157,949)           (54,144)
                                         ------------       ------------        ------------       ------------       ------------
Loss before inc. taxes ...........                 --            (18,700)           (299,022)          (993,340)          (168,809)
Income taxes .....................                 --                 --                  --             (2,725)               --
Net Loss .........................       $         --       $    (18,700)       $   (299,022)      $ (1,080,797)          (168,809)
Per Share Data Net loss ..........       $         --       $         --        $      (0.02)      $      (0.16)      $      (0.01)
Weighted average shares
  outstanding ....................            313,973          6,535,247          11,729,107         13,062,921         18,447,889

Balance Sheet Data:
                                                                                                       March 31, 1999 (Unaudited)
                                                                                                   ---------------------------------
                                                                                                      Actual          As Adjusted(2)
                                                                                                   ------------       --------------
Working Capital ............................................................................       $ (1,942,503)      $  2,203,397
Total Assets ...............................................................................          7,628,078         11,773,978
long-term debt .............................................................................          1,343,449          1,343,449
Shareholders' equity .......................................................................          3,650,016          7,795,916

- ----------
(1)  The Company was inactive during 1995

(2) Reflects the consummation of the offering as if the offering had occurred at March 31, 1999.

--------------------------------------------------------------------------------

                                  RISK FACTORS

     An investment in the Common Stock of the Company offered hereby is highly speculative and involves a high degree of risk. Investors could lose their entire investment. Prospective investors should carefully consider the following factors, along with the other information set forth in this Prospectus, in evaluating the Company, its business and prospects before purchasing the Common Stock.

Lack of Profitability; Lack of Operating History

     The Company opened its first restaurant in November 1997, its second in December 1997, and six others during 1998. The Company had a loss of approximately $1,081,000 for the year ended December 31, 1998. The Company had a working capital deficit of 1,161,465 and a retained earnings deficit of $3,406,350 at December 31, 1998. Prior to the opening of its Philadelphia location ("Shoppes at Penn'), the Company had no operations or revenues. Accordingly, the Company's operations are subject to all of the risks inherent in the establishment of a new business enterprise, including the lack of operating history. The likelihood of success of the Company must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the establishment of any company. There can be no assurance that future operations of such restaurants, or any future restaurants, will be profitable. Future revenues and profits, if any, will depend upon various factors, including the market acceptance of the Company's 50's diner decor concept, the quality of restaurant operations, and general economic conditions. Frequently, restaurants, particularly theme-oriented restaurants, experience a decline of revenue growth or of actual revenues as the restaurant's "initial honeymoon" period expires and consumers tire of the related theme. There is no assurance that the Company can operate profitably or that it will successfully implement its expansion plans, in which case the Company will continue to be dependent on the revenues of the Existing Units. Furthermore, to the extent that the Company's expansion strategy is successful, the Company must manage the transition to multiple site operations, higher volume operations, the control of overhead expenses and the addition of necessary personnel.

Limited Management Experience/Need for Additional Management

     The success of the Company will depend upon the Company's ability to attract and retain a highly qualified management team. Joseph Fiore and Andrew Cosenza, Jr., the Company's Chairman and former President respectively, each have over 15 years experience in the multi-unit restaurant business. As the Company expands its operations and additional management employees are hired, it is envisioned that Messrs. Fiore and Cosenza will devote less time to the operations of the Company. The Company will also need to hire other corporate level and management employees to help implement and operate its expansion plans, including a chief financial officer, retail leasing specialist and construction coordinator. The failure to obtain, or delays in obtaining, key employees could have a material adverse effect on the Company. See "Management."

Limited Base of Operations

     The Company currently operates only 8 restaurants in the United States and plans to open 2 additional restaurants in the third quarter of 1999. The combination of the relatively small number of locations and the significant investment associated with each new unit may cause the operating results of the Company to fluctuate significantly and adversely affect the profitability of the Company. Due to this relatively small number of current and planned locations for the current year, poor operating results at any one unit or a delay in the planned opening of a unit could materially affect the profitability of the entire Company. Future growth in revenues and profits will depend to a substantial extent on the Company's ability to increase the number of its restaurants. Additionally, the Company's history does not provide any basis for prediction as to whether individual units will tend to show increases or decreases in comparable unit sales. The Company has not conducted extensive market surveys in determining restaurant locations but has relied on the expertise of its management. Management anticipates that sources of funds for the construction of the additional units will come from cash flow from operations ($50,000); private placements of securities ($750,000); and landlord contributions for build out alterations ($300,000) and funds on hand (200,000). An investor, Zakeni Limited, unrelated to the Company or its affiliates has purchased $1,500,000 principal amount of the Company's convertible debentures during 1998. While there is no assurance that the Company will be able to continue raising funds from private sources, it believes it will able to continue to do so.

Limited Financial Resources; Need for Additional Financing

     The Company's ability to execute its business strategy depends to a significant degree on its ability to obtain substantial equity capital to finance the development of additional restaurants. During the remainder of this year, The Company will seek to raise expansion funds as needed by the sale of equity securities or by borrowing. There is no assurance that the Company will be successful in this financing effort. The proceeds ("New Financings"), if obtained will provide the Company with the financing required to develop and open 2 additional restaurants in 1999 and for working capital purposes. The total cost of developing the Shops at Penn unit was approximately $195,000, which included $125,000 for the design and construction, $50,000 for equipment, furniture and fixtures, and $20,000 for other costs. The total cost of developing the Cherry Hill unit was approximately $215,000, which included $140,000 for the design and construction, $55,000 for equipment, furniture and fixtures, and $20,000 for other costs. The Company estimates that the costs of developing 2 additional restaurants presently planned for the third quarter of 1999 will be approximately $1,300,000. If the proceeds of the New Financings are not sufficient to develop such units, the expansion strategy of the Company will be adversely affected. If additional funds are required, there can be no assurance that any additional funds will be available on terms acceptable to the Company or its shareholders. New investors may seek and obtain substantially better terms than were granted its present investors and the issuance of such securities would result in dilution to the existing shareholders. Furthermore, as the Company prepares to open additional units, it will expend a relatively higher amount on administrative expenses than would a mature Company with such operations.

Security Interest

     The Company's indebtedness to the holder of its convertible debenture in the principal amount of $1,500,000 due July 2001, is collateralized by substantially all of the assets of the Company. If this debt is not paid, the secured party could foreclose on substantially all of the assets of the Company which would materially adversely affect the Company's business plans and financial condition.

Expansion Strategy

     The Company's ability to open and successfully operate additional units will also depend upon the hiring and training of skilled restaurant management personnel and the general ability to successfully manage growth, including monitoring restaurants and controlling costs, food quality and customer service. While the Company's present senior management has experience developing and operating multi-unit facilities, the Company anticipates that the opening of additional units will give rise to additional expenses associated with managing operations located in multiple markets. Furthermore, the Company believes that competition for unit-level management has become increasingly intense as additional restaurant chains expand to new markets. Achieving consumer awareness and market acceptance will require substantial efforts and expenditures by the Company. An extraordinary amount of management's time may be drawn to such matters and negatively impact operating results. There can be no assurance that the Company will be able to enter into any other contracts for development of additional units on terms satisfactory to the Company. Accordingly, there can be no assurance that the Company will be able to open new units or that, if opened, those units can be operated profitably. See "Business -- Expansion Strategy."

The Restaurant Industry and Competition

     The restaurant industry is highly competitive with respect to price, service, quality and location and, as a result, has a high failure rate. There are numerous well-established competitors, including national, regional and local restaurant chains, possessing substantially greater financial, marketing, personnel and other resources than the Company. There can be no assurance that the Company will be able to respond to various competitive factors affecting the restaurant industry. The restaurant industry is also generally affected by: changes in consumer preferences, national, regional and local economic conditions, and demographic trends. The performance of restaurant facilities may also be affected by factors such as traffic patterns, demographic considerations, and the type, number and location of competing facilities. In addition, factors such as inflation, increased labor and employee benefit costs, and a lack of availability of experienced management and hourly employees may also adversely affect the restaurant industry in general and the Company's restaurants in particular. Restaurant operating costs are further affected by increases in the minimum hourly wage, unemployment tax rates and similar matters over which the Company has no control. Finally, by the nature of its business, the Company would be subject to potential liability from serving contaminated or improperly prepared food.

Concept Evolution

     The Company presently intends that most of its future restaurants will feature the 50's diner decor similar to that in the Existing Units. The restaurants will be positioned to offer an "every day" type of dining opportunity, i.e., a place where individuals who live and work nearby can comfortably enjoy a wide variety of high quality fresh food at affordable prices. However, this concept is evolving and a number of factors could change this theme as applied in different locations. These factors include demographic and regional differences, locations that have more or less traffic than the areas in which those units are located, type of available floor space, and the availability of specialty items such as antiques. Accordingly, future units could be larger or smaller than those units, could vary in the mix of retail/restaurant operations, and could have differences in the application of the 50's diner theme.

     Management of the Company has a long relationship with owners of commercial real estate and brokers acting on their behalf. Properties have been offered to the Company on a regular basis and the Company usually has been able to obtain the locations it was seeking.

Centralized Food Commissary

     Soups, sauces, toppings and certain entrees are prepared in a central commissary and delivered to individual restaurant units. The agreement with the commissary is on a month to month basis. Management believes the individual restaurant units can prepare all food in house without any material increase in costs and may in the future do so.

     Food prepared at the central commissary is generally transported in air-tight cry-o-vac packaging and transported in refrigerated trucks. As the Company's units are located only several hours from the commissary, all foods are delivered on the same day as they are shipped. The foods prepared at the commissary lend themselves to being cooked at the individual units. For instance, meat loaf is prepared and put together at the commissary and shipped to the units for baking.

Long-Term, Non-Cancelable Leases

     In carrying out its plan to develop, own and operate theme restaurants, the Company will enter into leases which are non-cancelable and range in term from 8 to 15 years. Any right to sublet or assignment requires approval of the landlord. If a restaurant unit does not perform at a profitable level, and the decision is made to close the restaurant, the Company may nevertheless be committed to perform its obligations under the applicable lease, which would include, among other things, payment of the base rent for the balance of the respective lease term. If such a restaurant closing were to occur at one of these locations, and the Company was unable to sublet the premises, the Company would lose a unit without necessarily receiving an adequate return on its investment. See "Business -- Property and Unit Locations" and "Certain Transactions."

Transactions With Management; Conflicts of Interest

     Andrew Cosenza, Jr., the Company's former President is the owner of Cozco Management Corp. ("Cozco"), a mall food court operating company in the Philadelphia area. Cozco operates 35 food court restaurant units, none which carry out the concept of the Company's operations. In the opinion of management, none of the Company's existing or planned locations compete with the Cozco locations. To date the Cozco locations, which do not carry out the 50s theme or offer a diner type menu have been located in food courts and offer a limited service menu dictated by the landlord. In the event of a conflict for a sit down location or a food court location featuring a diner type menu, the Company shall have a right of first refusal. The Company's operations office consists of 3,000 square feet and shares space with Cozco in Cherry Hill, New Jersey. The Company pays a monthly rent of $3,786 on a month to month tenancy to an unaffiliated party. Cozco pays most of the overhead costs associated with the space and operations at the location. See "Certain Transactions."

     To obviate any conflicts of interest between the Company and Cozco, certain policies have been adopted by the Company. These policies include a prohibition against general contractors doing business with both companies and provides that the company which first used a general contractor shall have the right to continue such use (on occasions the parties have waived adherence to this policy to the benefit of the Company); requirement for a verification statement to be signed by vendor and/or service provider and the requirement that the officer authorizing a major expenditure, not be the officer signing checks for the payment of the expenditure.

Control of the Company; Dependence on Key Personnel

     Following this Offering, Joseph Fiore and Andrew Cosenza Jr., will control approximately 20% of the Company's Common Stock. Therefore, Messrs. Fiore and Cosenza will have the ability to direct its operations and financial affairs and to substantially influence the election of members of the Board of Directors of the Company. The loss of the services of Mr. Fiore who devotes 95% of his working time to the Company and Mr. Cosenza, who devotes whatever percentage of his working time is reasonably requested by the Chairman and President, could have a substantial adverse effect on the Company's ability to achieve its objectives. The Company currently has no key man insurance on either Mr. Fiore or Mr. Cosenza.

Current Registration Statement

     The Company is required to maintain the effectiveness of the Registration Statement until the earlier of September, 2000 or the date on which the holders of the Company's Preferred Stock or Debentures shall have sold the Common Shares into which said securities were convertible.

Government Regulation

     The restaurant business is subject to various federal, state and local government regulations, including those relating to the sale of food and alcoholic beverages. The failure to maintain food and liquor licenses would have a material adverse effect on the Company's operating results. In addition, restaurant operating costs are affected by increases in the minimum hourly wage, unemployment tax rates, sales taxes and similar costs over which the Company has no control. Many of the Company's restaurant personnel will be paid at rates based on the federal minimum wage. Recent increases in the minimum wage are not expected to materially impact the Company's labor costs. The Company will be subject to "dram shop" statutes in certain states, including New Jersey and Pennsylvania which generally allow a person injured by an intoxicated person to recover damages from an establishment that served alcoholic beverages to such intoxicated person. The Company has obtained liability insurance against such potential liability.

Trademarks

     The Company has been granted a servicemark registration for the name Eat at Joe's. There can be no assurance that the Company can protect such mark and design against prior users in areas where the Company conducts operations. There is no assurance that the Company will be able to prevent competitors from using the same or similar marks, concepts or appearance.

Absence of Dividends

     At the present time, the Company intends to use any earnings which may be generated to finance further growth of the Company's business. Accordingly, investors should not purchase the shares with a view towards receipt of cash dividends from any Shares.

Risk of Low-Priced Stocks

     Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934 ("Exchange Act") impose sales practice and disclosure requirements on certain brokers and dealers who engage in certain transactions involving " a penny stock."

     Currently the Company's Common Stock is considered a penny stock for purposes of the Exchange Act. The additional sales practice and disclosure requirements imposed on certain brokers and dealers could impede the sale of the Company's Common Stock in the secondary market. In addition, the market liquidity for the Company's securities may be severely adversely affected, with concomitant adverse effects on the price of the Company's securities.

     Under the penny stock regulations, a broker or dealer selling penny stock to anyone other than an established customer or "accredited investor"
(generally, an individual with net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to sale, unless the broker or dealer or the transaction is otherwise exempt. In addition, the penny stock regulations require the broker or dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and

Exchange Commission ("SEC") relating to the penny stock market, unless the broker or dealer or the transaction is otherwise exempt. A broker or dealer is also required to disclose commissions payable to the broker or dealer and the registered representative and current quotation for the securities. In addition, a broker or dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.

Adverse Effect of Issuing of Shares at a Discount

     The Company has raised approximately $4 million through the sale of securities convertible into its common stock at a discount to the market price. The Company's history of losses and working capital deficit caused by the demand for funds to open restaurants have not permitted it to obtain traditional debt or equity financing. The difference between the market price and the discounted price is recorded as dividend and has an adverse effect on the earnings of the Company. The decrease in earnings may adversely affect the market value of the Company's Common Stock. The right of the purchaser of the Company's convertible securities to convert them into common stock at his or her option, is similar to that available to an underwriter of securities.

Shares Eligible for Future Sale

     The sale, or availability for sale, of substantial amounts of Common Stock in the public market subsequent to this offering may adversely affect the prevailing market price of Common Stock and may impair the Company's ability to raise additional capital by the sale of its equity securities.
See "Description of Securities -- Shares Eligible for Future Sale."

Potential Anti-Takeover Effect of Delaware Law

     The  Company  is  subject  to   Delaware   statutes   regulating   business
combinations, tender offers and proxy contests, which may hinder or delay a change in control of the Company. See "Description of Securities."

                                USE OF PROCEEDS

     The Company will receive net proceeds of approximately $_____________ if all the Common Stock is sold at the price listed. There is no assurance that the Company will sell any Common Stock or receive any proceeds. The Common Stock is being sold on a continuous no minimum basis except that shares must be purchased in blocks of 100,000 shares. Regardless of how many or how few shares are sold, the Company will use the proceeds as they are received. There is no assurance that the Company will raise enough money from the sale of shares to fund all of its projects.

     The Company will use any proceeds received from this offering to open additional restaurants and fund the acquisition of other regional restaurant chains. See "Future Acquisitions." The Company has held discussion relating to the acquisition of other restaurant chains-no binding letters of intent or definitive agreements have been signed.

     Depending upon the actual sales price of the Common Stock and the number of shares sold, the Company may not receive sufficient funds to open additional restaurants and acquire other regional chains. If the net proceeds of the Offering are insufficient to fund the above purposes, the Company will be required to seek additional financing from third parties. Such additional financing would be more costly to the Company than through the sale of shares offered pursuant to this prospectus. There is no assurance that such additional financing will be available as needed.


                                    DILUTION

     As of March 31, 1999, the Company has a net tangible book value per share of $0.18. Net tangible book value per share represents the total tangible assets of the Company, less all liabilities, divided by the number of shares of Common Stock outstanding. Without taking into account any changes in such net tangible book value after March 31, 1999, other than to give effect to the sale by the Company of 12,000,000 shares of Common Stock offered hereby, the pro forma net tangible book value per share at March 31, 1999, would have been $0.25. This amount represents an immediate increase in net tangible book value of $0.07 per share to the current shareholders of the Company and an immediate dilution in net tangible book value of $0.10 per share to new investors purchasing shares in this offering, as illustrated in the following table:

Offering price per share..............................................................         $ 0.35
   Net tangible book value per share before the offering.............................. $ 0.18
   Increase in net tangible book value per share attributable to new investors(1)..... $ 0.07
                                                                                        -----
Pro form net tangible book value per share after the offering.........................           0.25
                                                                                                -----
Dilution per share to new investors(2)................................................         $ 0.10
                                                                                               ======

________________

(1) After deduction of the estimated underwriting discount and the other offering expenses to be paid by the Company.
(2) Determined by subtracting the adjusted net tangible book value per share after the offering from the amount of cash paid by a new investor for a share of Common Stock.

                                 CAPITALIZATION

     The following table sets forth the (unaudited) capitalization of the Company as of March 31, 1999 (Unaudited), as further adjusted to give effect to the sale of the Common Stock offered hereby. See the Consolidated Financial Statements.

                                                     March 31, 1999 (Unaudited)
                                                    ----------------------------
                                                      Actual      As adjusted(1)
                                                    -----------   --------------
Short-term debt:
  Notes payable and shareholder loans ..........    $ 1,982,455    $ 1,982,455
                                                    ===========    ===========
Long-term debt:
  Convertible Debenture ........................      1,343,449      1,343,449

Shareholders' equity:
  Preferred Stock, $0.0001 par value,
    10,000,000 shares authorized,
    113 shares issued and outstanding ..........           --             --
  Common Stock, $0.0001 par value,
    50,000,000 shares authorized,
    17,976,689 shares issued and outstanding ...          1,795          2,995
  Common stock to be issued ....................            121            121
Additional paid-in capital .....................      7,223,259     11,367,959
Retained deficit ...............................     (3,575,159)    (3,575,159)
                                                    -----------    -----------
          Total shareholders equity ............      3,650,016      7,795,916
                                                    -----------    -----------
                                                    $ 4,993,465    $ 9,139,365
                                                    ===========    ===========

- ----------
(1) Does not include 1,247,750 shares of Common Stock issuable upon exercise of Warrants at an exercise price of $0.50 to $1.79 per share

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The consolidated statement of income date set forth below with respect to the year ended December 31, 1997 and 1998, and the consolidated balance sheet data at December 31, 1997 and 1998, are derived from, and are qualified by reference to, the audited consolidated financial statements included elsewhere in this prospectus. The data presented below are qualified by reference to Consolidated Financial Statement included elsewhere in this prospectus and should be read in conjunction with such financial statements and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                           Fiscal Years Ended December 31
                                      --------------------------------------------------------------------------
                                         1994(1)        1995(1)         1996            1997           1998
                                      ------------   ------------   ------------    ------------    ------------
Income Statement Data:
Net sales .........................   $       --     $       --     $       --      $     84,781    $  2,519,255
Gross profit ......................           --             --             --            46,772       1,816,774
Operating loss ....................           --             --          (14,762)       (294,718)       (835,391)
Other expense, net ................           --             --           (3,938)         (4,304)       (157,949)
                                      ------------   ------------   ------------    ------------    ------------
Loss before inc. taxes ............           --             --          (18,700)       (299,022)       (993,340)
Income taxes ......................           --             --             --              --            (2,725)
Net Loss ..........................   $       --     $       --     $    (18,700)   $   (299,022)   $ (1,080,797)
Per Share Data Net loss ...........   $       --     $       --     $       --      $      (0.02)   $      (0.16)
Weighted average shares outstanding        313,973        313,973      6,535,247      11,729,107      13,062,921
                                      ============   ============   ============    ============    ============

                                                           Fiscal Years Ended December 31
                                      --------------------------------------------------------------------------
                                         1994(1)        1995(1)         1996            1997           1998
                                      ------------   ------------   ------------    ------------    ------------
Balance Sheet Data:
Working Capital ...................   $       --     $       --     $    100,247    $ (1,158,474)   $ (1,161,465)
Total Assets ......................           --             --          291,072       2,314,974       6,728,361
Long-term debt ....................           --             --             --              --              --
Shareholders' equity ..............           --             --          271,337         872,315       3,808,825

- ----------
(1)  The Company was inactive during 1994 and 1995.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

Overview

     The Company was re-activated in January 1997 to develop, own and operate 1950's style diner style restaurants featuring popular dishes at affordable prices under the name "Eat at Joe's(R)." The Company opened its first restaurant in the Shoppes at Penn in November, 1997 and its second restaurant in the Cherry Hill Mall, Cherry Hill, New Jersey in December 1997, and during 1998, 6 additional restaurants. Prior to opening these restaurants the Company had no revenues and its activities were devoted solely to development. The Company is developing 2 additional restaurants to open in the third quarter of 1999.

     Future revenues and profits, if any, will depend upon various factors, including market acceptance of the 1950's diner style concept, the quality of the restaurant operations, the ability to expand to multi-unit locations and general economic conditions. The Company's present sources of revenue are limited to its Existing Units. There can be no assurances the Company will successfully implement its expansion plans, in which case it will continue to be dependent on the revenues from the Existing Units. The Company also faces all of the risks, expenses and difficulties frequently encountered in connection with the expansion and development of a new and expanding business. Furthermore, to the extent that the Company's expansion strategy is successful, it must manage the transition to multiple site operations, higher volume operations, the control of overhead expenses and the addition of necessary personnel.

Result of Operations for the Three Months ended March 31, 1999 and Years Ended December 31, 1998 and 1997

     Revenues from operations commenced in November 1997 with the opening of the Shoppes at Penn restaurant. Accordingly, comparisons with periods prior to November 1997 are not meaningful.

     Total Revenues -- For the three months ended March 31, 1999 and 1998, the Company had total sales of approximately $847,000 and $147,000 respectively. For the years ended December 31, 1998 and 1997, the Company had total sales of approximately $2,519,000 and $85,000 respectively.

     Costs and Expenses -- For the three months ended March 31, 1999 and 1998, the Company had a net loss of approximately $169,000 and $488,000 respectively. For the years ended December 31, 1998 and 1997, the Company had a net loss of approximately $1,081,000 and $299,000 respectively. The net losses are largely attributable to additional expenses incurred as the Company increases its corporate overhead structure for the development of additional locations supported by revenues from operating units two of which were open for business during November and December 1997, two of which were opened during May 1998, three were opened during the third quarter 1998 (1 per month), and one was opened during October 1998. Given the limited operations which took place in 1997, any discussion of operating expenses as a percentage of sales would not be meaningful and might be misleading.

Liquidity and Capital Resources

     The Company has met its capital requirements through the sale of its Common Stock and borrowings. In 1997, $900,000 was raised through the exercise of 900,000 warrants. Also, the Company borrowed $995,000 including $690,000 from Messrs. Fiore and Cosenza. The net proceeds to the Company were used for additional unit development and working capital.

     For the year 1997 the Company provided $138,000 in cash flow for operating activities and during the year 1998, the Company used $599,000 in cash flow for operating activities. For the three months ended March 31, 1999 the Company used $725,000 in cash flow for operating activities and during the three months ended March 31, 1998, the Company used $467,000 in cash flow for operating activities.

     Since the Company's re-activation in January, 1997, the Company's principal capital requirements have been the funding of (i) the development of the Company and its 1950's diner style concept, (ii) the construction of its Existing Units and the acquisition of the furniture, fixtures and equipment therein and (iii) towards the development of additional units. During the three months ended March 31, 1999 and 1998 the company paid approximately $115,000 and $397,000, respectively for property and equipment. During 1998 and 1997 the Company paid approximately $4,628,000 and $1,795,000, respectively for property and equipment.

     During 1998, the Company has raised approximately $3,539,000 (net of issuance costs) through the sale of preferred stock and debentures, both of which are convertible into Common Stock of the Company (See "Description of Securities", page 22). These securities were issued pursuant to an exemption under the Securities Act of 1933, as amended. To induce investors to make an equity investment in the Company, it was necessary to offer a security which paid a dividend and enjoyed a priority over common shareholders in the event of a liquidation of the Company. At the time of the sale of the preferred stock, officers were not prepared to lend additional sums to the Company nor were other lenders prepared to make loans to the Company.

     During the three months ended March 31, 1999 the Company borrowed $895,000. During 1998, the Company has borrowed $2,509,000 including $114,000 from Mr. Fiore. As of December 31, 1998, $452,000 remained due to Mr. Fiore. The net proceeds to the Company were used for additional unit development and working capital.

     After the completion of these expansion plans, future development and expansion will be financed through cash flow from operations and other forms of financing such as the sale of additional equity and debt securities, capital leases and other credit facilities. There are no assurances that such financing will be available on terms acceptable or favorable to the Company.

                                    BUSINESS
Overview

     The business of Eat at Joe's, Ltd. (the "Company") is to develop, own and operate theme restaurants called "Eat at Joe's(R)". The Company presently owns and operates eight restaurants; four are located in Philadelphia and one each in Cherry Hill, Moorestown and Vorhees, New Jersey and one in Baltimore. The Company is planning to open 2 additional restaurants in the United States in the third quarter of 1999. All these restaurants generally will be located within a two hour drive of the Company's operation's center in Cherry Hill, New Jersey. The approximate population of the target area is 5,000,000 people. In addition to the indigenous population, the Company expects to benefit from tourists and other travelers visiting the region. All restaurants will be located in high traffic locations such as shopping malls, airports and densely populated settings. The Company will utilize a cluster strategy-- i.e., grouping sites geographically in order to maximize both the chain's exposure, as well as management and marketing efficiency. The restaurants will be modest priced restaurants catering to the local working and residential population rather than as a tourist destination. Since April, 1999, the Company has owned and operated three restaurants in Toronto, Canada.

The Eat at Joe's Concept and Strategy

   Concept Development

     The Company's theme is promoted with establishing restaurants which are decorated with a 1950's style diner concept featuring a variety of popular breakfast, lunch and dinner dishes. The restaurants will be three-meal a day operations, emphasize fresh ingredients, affordable prices, consistent quality and a fun and visually appealing atmosphere. The restaurants will seek to attract patrons who live and work nearby and on a repeat basis, can comfortably enjoy a wide variety of fresh foods at affordable prices.

     Mr. Fiore previously established 9 restaurant locations ( 7 by franchise) featuring a traditional American menu of full breakfasts, hamburgers, fries and hot dogs and ice cream sundaes. In 1993 Mr. Fiore concluded that the Eat at Joe's concept had potential for a regional or national chain. To regain control of the name, concept and market territories, Mr. Fiore negotiated the closing of all franchise sites. At the time of the closings, all units were operating on a profitable basis. Mr. Fiore also determined that the appeal of the Eat at Joe's restaurants could be enhanced by expanding menu choices, refining the 50's design theme and adding retail merchandising. The Eat at Joe's chain of restaurants reflect the refinements to the concept inspired by the initial test marketing and franchising experience.

     In identifying a potential market niche, Messrs. Fiore and Cosenza have studied the development of certain restaurants that have capitalized on the growing trend of home replacement meals taking the place of home cooked meals. Through Cozco, Mr. Consenza has fifteen years experience in restaurant site selection, lease negotiation and management. The Company hopes to capitalize on this trend, both for dine-in and take-out meals. The Company believes that the comfortable, appealing decor of its restaurants and the universal appeal of home type cooking will be significant advantages in its attempts to penetrate this niche market.

   Competitive Differentiation

     The Company seeks to establish a niche in between a fast food restaurant and a traditional restaurant. The Company's restaurants provide a menu offering fresh cooked food with rapid meal service at affordable prices. The Company seeks to attract customers who are tired of standard fast food and desire a quick, quality, modest priced meal not being served by existing casual restaurants. While patrons will be served faster at a fast food franchise, Eat at Joe's restaurants will serve a meal in food court in approximately 3 minutes from the time of order. Further, the menu will not include items which requires complicated preparation or lengthy cooking time.

     Currently there is no chain of restaurants in the Philadelphia area offering the atmosphere and food selection at that of Eat at Joe's. On an individual basis, traditional diners do offer similar atmosphere. The Company will seek to expand penetration by multiple restaurant openings in a certain area rather than on a one restaurant at a time expansion. Should competitors emerge, the Company's believes its proposed market penetration will provide it with a competitive advantage. Many of the Company's planned restaurants are to be located in malls and other venues where most of the competition are not theme restaurants.

   The Menu

     The restaurants' decor notwithstanding, the Company's primary focus is its food where it seeks to attract repeat business. Breakfasts will include eggs, waffles and cereal; lunches, soups, salads, burgers and sandwiches and dinner, entrees including turkey, meat loaf and chicken. Most of the baked goods offered for sale will have been baked on the premises. Generous portions will be provided to diners. Lunch entrees range from $5.95 to $8.95 and dinner entrees from $7.95 to $11.75. The average guest check for the Company's opened units is approximately $6.00 at the present time. The breakfast meal generates approximately 20 % of the Company's revenues, the lunch meal 52% and the dinner meal 25 %. Approximately 3% of revenues are generated through the sale of snacks and beverages resulting in average checks of approximately $3.00

     The Company intends to obtain a beer and wine license for some of its restaurants, with the intention that such beverages will be served along with meals. The Company does not intend to emphasize sales of beer and wine apart from meals in most of its restaurants, primarily because the Company feels that it reduces the number of table turns and therefore profitability.

   Food Preparation and Delivery

     The Company believes that ease of food preparation and delivery will be one key to its success. While some restaurants require highly compensated and extensively trained chefs, the food served at each restaurant is prepared in a basic process that requires minimal training time and which allows each menu item to be served with minimal preparation. The Company views this efficient and effective process as critical for its planned expansion as a chain.

     The Company's units are supplied by major food distributors. The Company has established a "national account" with these distributors which enables pricing to be consistent regardless where the Company's units are located. In the event the Company terminated a relationship with a distributor, other distributors are available at comparable costs. In addition, soups, sauces, toppings and certain entrees are prepared in a central commissary for delivery to the units. The Company's agreement with the commissary, which is unaffiliated with the Company, is on a month to month basis and could service up to 200 restaurant units. The units have the ability to prepare all food "in house" without any meaningful increase in costs.

Property and Unit Locations

     The Eat at Joe's restaurant concept has been adapted for three versions requiring difference space arrangements to allow flexibility in site selection and maximum market penetration. These versions include mall food court units requiring 350-500 square feet; sit down restaurant requiring 1,500-7,500 square feet and sit down restaurant with a bar and liquor license requiring 2,500-7,500 square feet.

     The following table sets forth certain information about the Company's existing and planned restaurants:

                                                    Approx.
                                        Approx.       nos.      Date Opened or
                Location              Sq. Footage   of seats    Planned to Open
                --------              -----------   --------    ---------------

     Shoppes at Penn .................    450        600(1)   November 15, 1997
       Philadelphia, PA (2)
     Cherry Hill Mall ................    600        800(1)   December 6, 1997
       Cherry Hill, NJ (3)
     Echelon Mall ....................    470        600(1)   May 9, 1997
       Vorhees, NJ (4)
     Philadelphia Airport ............    845        120(1)   May 23 1998
       Philadelphia, PA (5)
     Eat at Joe's Univ. City .........   4000        160      July 14, 1998
       Philadelphia, PA (6)
     Gallery at Market East ..........   2000        100      August 14, 1998
       Philadelphia, PA (8)
     Moorestown Mall .................   3680        150      October 7,1998
       Moorestown, NJ (7)
     Gallery at Harbor Pl ............   2530        160      September 24, 1998
       Baltimore, MD (9)
     Neshaminy Mall ..................   4500        150      3rd quarter, 1999
       Bensalom, PA (10)
     Plymouth Meeting Mall ...........   4540        160      3rd quarter, 1999
       Plymouth Meeting, PA (11)

-----------
(1)   Food Court
(2)   Monthly rent $ 1,710; lease expiration date-December, 2008
(3)   Monthly rent $ 4,400; lease expiration date-September, 2007
(4)   Monthly rent $ 1,950; lease expiration date-January, 2006
(5)   Monthly rent $ 7,100; lease expiration date-April, 2007
(6)   Monthly rent $ 6,667; lease expiration date-December, 2008
(7)   Monthly rent $ 6,250; lease expiration date-June, 2012
(8)   Monthly rent $ 4,166; lease expiration date-December, 2007
(9)   Monthly rent $ 8,333; lease expiration date-March, 2008
(10)  Monthly rent $ 7,500; lease expiration date-July 2013
(11)  Monthly rent $12,500; lease expiration date-March, 2008

     The Company's leases are generally subject to periodic increases in base rent as well as a percentage of sales during the term of the lease.

     The Company maintains an executive office at 670 White Plains Road, Scarsdale, New York in space leased by the Company's Chairman. The lease expires in April, 2003. The Company pays no rent for its space. In June, 1999, the Company moved its financial and operations offices to 1506 Yonge
Street, Toronto, Ontario, Canada.

Expansion Strategy

     The Company intends to identify sites to locate its restaurants based on a variety of factors including local market demographics, site viability, competition and projected economics of each unit. In addition to site selection criteria, the Company has primarily focused on sites where management has operating experience through other entities as well as a previous relationship with the developer/management organization. Initial plans are to continue to identify and finalize future site opportunities in the Philadelphia/Cherry Hill area via leases. The Company believes the area can support up to approximately 12 units, and expects to open at least 2 additional units in the Philadelphia/Cherry Hill area in 1999.

Future Acquisitions

     The Company has entered into a non-binding letter of intent to acquire a 16 unit regional restaurant chain. Either party to the letter may terminate the letter of intent without penalty. The parties have agreed to proceed toward negotiation of a mutually agreeable purchase agreement. No assurances can be given that the purchase of the restaurant chain will be completed.

Recent Acquisition

     In March of 1999, 1337855 Ontario, Inc. ("Ontario"), wholly owned subsidiary of the Company entered into a purchase agreement with Koo Koo Roo Canada Limited (Koo Koo Roo) to acquire certain assets and assume certain liabilities of that company. Koo Koo Roo is a California-based casual dining, quick service restaurant chain featuring skinless flame broiled chicken, roasted hand-carved turkey and made-to-order tossed salads and specialty sandwiches. In consideration for its payment of approximately $375,000, Ontario acquired (1) a 20 year exclusive license agreement in Canada with a 20 year renewal term to operate Koo Koo Roo restaurants; (2) re-negotiated the leases to operate 3 existing Koo Koo Roo locations in Toronto, and (3) satisfied outstanding debt obligations due the secured lender to Koo Koo Roo.

     The following table sets forth certain information about the 3 existing Koo Koo Roo restaurant locations being operated by Ontario since April, 1999 in Toronto, Canada. All are sit down restaurants.

                                                      Approx.       Approx. nos.
             Location                               Sq. Footage       of seats
             --------                               -----------       --------
1506 Yonge Street (1)...........................       5,200             125
2387 Yonge Street (2)...........................       3,950             125
270 The Kingsway (3)............................       5,000             135

-----------
(1)  Monthly rental $10,900 (includes office); lease expiration date April, 2009
(2)  Monthly rental $11,000; lease expiration April, 2009
(3)  Monthly rental $ 6,150; lease expiration April, 2009

     The Company intends to target additional major metropolitan markets to broaden and enhance the recognition value of the concept. Specific cities for expansion will be identified and analyzed as to potential compatibility with the concept. There is no assurance that the Company will be successful in targeting new areas.

Operations, Management and Employees

     The Company's ability to manage multi-location units will be central to its overall success. See "Risk Factors -- Limited Management Experience/Need for Additional Management." While the Company's Chairman and Vice Chairman have extensive restaurant and multi-unit restaurant experience, the Company acknowledges that its management must include skilled personnel at all levels. The Company also intends to hire other corporate level and management employees to help implement and operate its expansion plans, including a chief financial officer, retail leasing specialist and construction coordinator. At the unit level, the Company places specific emphasis on the position of general manager ("General Manager") and seeks employees with significant restaurant experience and management expertise. The General Manager of each restaurant reports to a district manager, who reports to a regional manager who reports directly to the President. The Company strives to maintain quality and consistency in each of its units through the careful training and supervision of personnel and the establishment of, and adherence to, high standards relating to personnel performance, food and beverage preparation, and maintenance of facilities. The Company believes that it will be able to attract high quality, experienced restaurant and retail management personnel by paying competitive compensation. Staffing levels vary according to the time of day and size of the restaurant. In general, each unit has between 8 and 25 employees.

     All managers must complete a training program, during which they are instructed in areas such as food quality and preparation, customer service, and employee relations. An "Opening Team" spends between 4 and 6 weeks at a new location training personnel. Management strives to instill enthusiasm and dedication in its employees, regularly solicits employee suggestions concerning Company operations, and endeavors to be responsive to employees' concerns. In addition, the Company has extensive and varied programs designed to recognize and reward employees for superior performance. As of December 31, 1998, the Company had approximately 165 employees, 40 of which were full-time. The Company believes that its relationship with its employees is good.

Purchasing

     As of the date of this prospectus, only 8 of the Company's units are in operation. Currently, food is prepared a centralized food commissary. As more units are opened, each unit's management team will determine the daily quantities of food items needed and order such quantities from major suppliers at prices often negotiated directly with the Company's corporate office. Suppliers for the Eat at Joe's chain will generally be companies with which management has an ongoing relationship and which has been judged over time to be reliable. The Company strives to obtain consistent quality items at competitive prices from reliable sources. Any discontinuance of such favorable pricing could negatively impact the Company's purchasing abilities. In order to maximize operating efficiencies and to provide the freshest ingredients for its food products while obtaining the lowest possible prices for the required quality, food and supplies will be shipped directly to the restaurants. Perishable food products will be purchased locally.

Marketing and Promotion; Retail Merchandising

     The Company may utilize a variety of marketing materials to inform the public about the Company's restaurants. These may include:

     o radio advertisements describing the Eat at Joe's dining and take out experience;

     o newspaper and local magazine advertisements which will emphasize Eat at Joe's restaurant openings or site-specific promotional programs;

     o retail product catalog featuring a variety of merchandise bearing the Eat Joe's logo-which can be considered to be a "mobile advertising for the chain;

     o direct mail promotional literature for mailing to households within driving or walking distance of an Eat at Joe's site;

     o trade show booth for shows, conferences and seminars relating to the food service industry and shopping malls;

     o Public relations to promote the Company's individual restaurant sites. In addition to press releases, management intends to initiate efforts to develop and have published articles showcasing Eat at Joe's and its theme, decor, menu and merchandise offerings.

     The Company's units are located in very high traffic locations, such as airports, college campuses and regional shopping centers. In regional shopping centers, the Company participates in co-op advertising in both print and radio campaigns. On college campuses, the Company participates in local print and media mediums, as well as paid radio advertising. In airports, co-op advertising is utilized by the Company as well as directory advertising. For 1998, the Company estimates that $60,000 was spent on marketing materials.

     The Company may seek to capitalize on the nostalgia craze by offering 50s style merchandise at its restaurants and through a catalog. Apparel such as hats, jackets, T-shirts and sweatshirts bearing the Eat at Joe's logo; gifts and collectibles, such as 50's music; printed matter and toys and games could be offered for sale. As all retail merchandise to be sold by the Company would be out-sourced on an as-needed basis, the initial investment would no more than $25,000. As of the date of this prospectus, the Company has been offering 50's style merchandise for sale at its 2 sit down restaurants. The contracts which the Company has entered into with purveyors for the purchase and manufacture of such merchandise are not material. The Company has no continuing obligation to order merchandise from the purveyors.

Trademarks

     The Company's ability to successfully implement its Eat at Joe's concept will depend in part upon its ability to protect its servicemark. The Company has been granted a servicemark registration for the name Eat at Joe's. There is no assurance that the Company will be able to prevent competitors from using the same or similar marks, concepts or appearance.

Legal Proceedings

     Except for routine litigation incidental to the Company's business, there is no litigation pending or to the knowledge of the Company threatened,

Competition

     The food service industry is intensely competitive with respect to food quality, concept, location, service and price. In addition, there are many well-established food service competitors with substantially greater financial and other resources than the Company and with substantially longer operating histories. The Company believes that it competes with other full-service dine-in restaurants, take-out food service companies, fast-food restaurants, delicatessens, cafeteria-style buffets, and prepared food stores, as well as with supermarkets and convenience stores. Competitors include national, regional, and local restaurants, purveyors of carry-out food, and convenience dining establishments.

     Competition in the food service business is often affected by changes in consumer tastes, national, regional, and local economic and real estate conditions, demographic trends, traffic patterns, the cost and availability of labor, purchasing power, availability of product, and local competitive factors. The Company attempts to manage or adapt to these factors, but it should be recognized that some or all of these factors could cause the Company to be adversely affected.

     The pricing policy of the Company is to canvas the area of other related diner-type operations and maintain a pricing structure that is competitive after factoring in labor, food and the Company's operating cost for that location. The Company believes that its distinctive diner concept, attractive price-value relationship and quality of food and service will enable it to differentiate itself for its competitors. While the Company believes that its restaurants are distinctive in design and operating concept, it is aware of restaurants that operate with similar concepts.

Regulation

     Restaurants are subject to licensing and regulation by state and local health, sanitation, safety, fire, and other authorities and are also subject to state and local licensing and regulation of the sale of alcoholic beverages and food. Difficulties in obtaining or failure to obtain required licenses and approvals will result in delays in, or cancellation of, the opening of restaurants. The food and alcoholic beverage licenses are also subject to suspension or non-renewal if the granting authority determines that the conduct of the holder does not meet the standards for initial grant or renewal. The Company believes that it is in compliance with all licensing and other regulations.

     The federal Americans With Disabilities Act prohibits discrimination on the basis of disability in public accommodations and employment. The Company could be required to expend funds to modify its restaurants in order to provide service to or make reasonable accommodations for disabled persons. The Company's restaurants are currently designed to be accessible to the disabled. The Company believes it is in substantial compliance with all current applicable regulations relating to accommodations for the disabled.

Year 2000 Compliance

     The Company utilizes software and related technologies which have been programmed to recognize and properly process data fields containing a two digit year and commonly referred to as a the Year 2000 Compliance issue. Management has concluded that a material effect on the Company's financial condition is not reasonably likely to occur as a result of Year 2000 issues. While the Company has little communication with the systems of its vendors and suppliers, it cannot measure the impact that the Year 2000 issue will have on such parties with which it conducts business.


                           PRICE RANGE OF COMMON STOCK

     Since October, 1996 the Common Stock of the Company has been traded on the OTC Bulletin Board under the symbol JOES. The following table sets forth the closing high and low sales prices, and trading volume for each of the periods indicated below for the Company's Common Stock:

 Year           Quarter                                High        Low     Volume (shares)
 ----           -------                               -----       -----    ---------------
1996     Fourth (Oct.7 to Dec. 31.)............       $2.53      $2.00             7,400

1997     First.................................        5.63       4.00           188,300
         Second ...............................        4.50       2.00         1,037,700
         Third ................................        3.50       1.50         1,725,800
         Fourth ...............................        2.75       0.82         3,864,900

1998     First.................................        2.04       1.06         6,459,000
         Second ...............................        3.38       1.40         6,777,200
         Third ................................        1.78       0.72         3,018,700
         Fourth ...............................        1.21       0.41         8,301,200

1999     First.................................        1.88       0.50        13,808,500
         Second................................        ____       ____        __________

     On ______, 1999, the closing bid price of the Common Stock on the OTC Bulletin Board was $____. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. As of June 30, 1999, there were approximately 460 shareholders of record and 2,800 beneficial owners of the Common Stock. The Company has never paid or declared any dividends on its Common Stock and does not anticipate paying any cash dividends in the foreseeable future. The Company currently intends to retain future earnings to fund the development and growth of its business

                                   MANAGEMENT

Directors and Executive Officers

     The following table sets forth certain information with respect to each of the directors and executive officers of the Company.

         Name                            Age             Position(s) Held
         ----                            ---             ----------------
  Joseph Fiore.......................    37   Chairman of the Board and Chief
                                                 Executive Officer, Secretary
  Andrew Cosenza, Jr. ...............    29   Director, Vice Chairman
  James Mylock ......................    31   Director
  Tim Matula ........................    38   Director
  Gino Naldini ......................    47   President, Chief Operating Officer
  Gary Usling .......................    39   Chief Financial Officer

     Joseph Fiore has been Chairman and Chief Executive Officer since October, 1996. In 1982, Mr. Fiore formed East Coast Equipment and Supply Co., Inc., a restaurant supply company that he still owns. Between 1982 and 1993, Mr. Fiore established 9 restaurants (2 owned and 7 franchised) which featured a 1959's theme restaurant concept offering a traditional American menu.

     Andrew Cosenza, Jr. was formerly the President and Chief Operating Officer since October, 1996. Since 1990 he has been the owner of Cozco Management Corp., an operator of 35 mall food court restaurants in the Philadelphia area.

     James Mylock has worked with Joseph Fiore in marketing and business development since graduating from the State University of New York at Buffalo in 1990.

     Tim Matula joined Shearson Lehman Brothers as a financial consultant in 1992. In 1994 he joined Prudential Securities and when he left Prudential in 1997, he was Associate Vice President, Investments, Quantum Portfolio Manager.

     Gino Naldini became President and Chief Operating Officer of the Company in January, 1999. From 1967 through 1998, Mr. Naldini held various senior executive positions with Toronto-based CARA Operations, operator or more than 400 restaurants. The restaurants operated by CARA include Swiss Chalet, operator of chicken rotisserie restaurants and Harvey's, Canada's second largest hamburger chain. Mr. Naldini's last held position with CARA was that of Senior Director of Operations.

     Mr. Usling has been Chief Financial Officer since January, 1999. From 1993 to 1998, he was employed with Penreal Capital Management, Inc. and his last held position as a Vice President. Penreal is a pension/real estate fund management company. From 1989 to 1993 he was Vice President of Acquisitions and Development for Co-operators Development Corporation, a real estate and insurance firm. From 1984 to 1989 was employed by The Canada Life Assurance Company as an accountant.

Executive Compensation

     The following table sets forth all cash and non-cash compensation paid by the Company during the fiscal year ended December 31, 1997 to all officers and directors as a group.

                 Number in Group
           Capacities in Which Served                             Compensation
           --------------------------                             ------------
   All officers and directors as a group (4 persons)............     $12,500

Employment Agreements

     Effective January 1, 1997, both Joseph Fiore and Andrew Cosenza, Jr. entered into employment agreements with the Company calling for a salary of $50,000 per year. Given the limited cash available to the Company in 1997, Mr. Fiore deferred his salary for the year. Mr. Fiore is to receive a salary of $75,000 for 1998 which may be paid in restricted Common Stock of the Company.

     In 1997, Mr. Cosenza deferred $37,500 of his $50,000 salary. Mr. Cosenza is to receive a salary of $75,000 for 1998. In addition, the Company will provide Mr. Cosenza with the use of an automobile.

     Messrs. Fiore and Cosenza were to receive family health insurance coverage until age 70 and life insurance coverage until age 70 with a death benefit of $1,000,000 and the use of an automobile with all expenses associated with its maintenance and operation paid by the Company. Both gentlemen deferred these benefits until after 1997 except Mr. Cosenza did receive the use of an automobile for ten months of 1997 at a cost to the Company of $16,000.

     The employment agreements of Messrs. Fiore and Cosenza are performance based and are contingent on the opening of units and the profitability of the Company

     The Company intends to retain other management employees pursuant to employment and consulting agreements. The Company has no current plans to pay cash compensation to its directors who are also officers of the Company.

     For a one-year period following the Effective Date, the Company will not grant options to promoters, employees or affiliates of the Company which, together with options previously granted to such persons, would in the aggregate exceed 15% of the then outstanding shares of Common Stock.

Board of Directors

     Each of the Company's directors has been elected to serve until the next annual meeting of shareholders. The Company's executive officers are appointed annually by the Company's directors. Each of the Company's directors continues to serve until his or her successor has been designated and qualified. Directors currently receive no fees.

Personal Liability and Indemnification of Directors

     The Company's By-laws contain provisions which reduce the potential personal liability of directors for certain monetary damages and provide for indemnity of directors and other persons. The Company is unaware of any pending or threatened litigation against the Company or its directors that would result in any liability for which such director would seek indemnification or similar protection.

     The provisions regarding indemnification provide, in essence, that the Company will indemnify directors against expenses (including attorneys fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit, or proceeding arising out of the director's status as a director of the Company, including actions brought by or on behalf of the Company (stockholder derivative actions). The provisions do not provide indemnification for liability in proceedings arising out of personal benefit improperly received or where a person is found liable to the Company. The Company provides liability insurance to its officers and directors.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that such indemnification, in the opinion of the Securities and Exchange Commission, is against public policy as expressed in the Securities Act and is, therefor, unenforceable.

                              CERTAIN TRANSACTIONS

     During 1997, Cozco Management Corp., a corporation controlled by the Company's Vice Chairman, received $546,574 as reimbursement of rent, telephone, equipment, travel, automotive salaries and other shared expenses. During 1998 and 1997, Messrs. Fiore and Cosenza and/or companies controlled by them, paid expenses and made advances to the Company aggregating $113,825 and $690,422, respectively. During 1998 the Company repaid advances of $364,292. As of December 31, 1998, $452,455 in advances was due to Mr. Fiore. Repayment of these monies will be in the form of cash with interest at 6% per annum and/or restricted Common Stock valued at a 25% discount from market price at the time of the advance. These advances were made on short notice and the shares to be issued to the lenders do not require a commitment by the Company to register them for sale.

     On April 1, 1998, the Company entered into a 12 month agreement with The Wall Street Group, Inc. ("Wall Street") calling for Wall Street to act as financial public relations counsel to the Company. Mr. Donald Kirsch is the owner of Wall Street and has no affiliation with the Company or its officers and directors. The agreement calls for monthly payments of $5,000 for services rendered and grants an five year option to Wall Street to acquire 61,350 restricted shares of the Company's Common Stock at the then market price of $1.63 per share.

     To obviate any conflicts of interest between the Company and Cozco, certain policies have been adopted by the Company. These policies include a prohibition against general contractors doing business with both companies and provides that the company which first used a general contractor shall have the right to continue such use (on occasions the parties have waived adherence to this policy to the benefit of the Company); a verification statement to be signed by vendor and service provider and the requirement that the officer authorizing a major expenditure, not be the officer signing checks for the payment of the expenditure.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of July 9, 1999, by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company, (iv) by all executive officers and directors of the Company as a group and (v) the Selling Shareholders. See "Description of Securities". Unless otherwise indicated, each of the following persons has sole voting and investment power with respect to the shares of Common Stock set forth opposite their respective names.

                                               Shares Beneficially                         Shares Beneficially
                                                 Owned Before the             Shares         Owned After the
                                                   Offering (1)                Being            Offering
                                            -------------------------         Offered     ----------------------
          Beneficial Owner                  Number            Percent         Number        Number       Percent
          ----------------                  ------            -------         ------      --------       -------
Joseph Fiore ..........................   2,879,384                 9.0              0     2,879,384      6.5
Andrew Cosenza, Jr. ...................   2,591,000(2)              8.1              0     2,591,000      5.9
Zakeni Limited.........................   5,289,000                16.5              0     5,289,000     12.0
Blue Heron Venture Fund, Ltd. .........   3,800,000                11.9              0     3,800,000      8.6
Executive Officers and Directors
  as a group (5 persons)...............   5,550,384                17.4              0     5,550,384     12.6

- ----------
(1) The figures represented by this table assume full conversion and exercise of Convertible Debentures, Convertible Preferred Stock and Warrants owned by each individual or entity.

(2)  including 50,000 shares held in trust for Anthony Cosenza, III.


     In December of 1998, short term indebtedness due Blue Heron Venture Fund, Ltd. ("Blue Heron") in the amount of $1,760,000 was partially forgiven and the balance converted into 3,500,000 shares of the Company's Common Stock. Blue Heron is not affiliated with the Company or any of its officers or directors. In addition, the Company has issued 800,000 warrants to Blue Heron, expiring December 31, 1999. 200,000 of the warrants are exerciseable at $.50 per share; 200,000 warrants are exerciseable at $.625; 200,000 are exerciseable at $.75 and 200,000 exerciseable at $1.00. In July 1999, Blue Heron converted $1,500,000 of short term indebtedness into 3,000,000 shares of the Company's Common Stock.


                            DESCRIPTION OF SECURITIES

Convertible Debenture

     The material terms of the Company' convertible debentures provide for the payment of interest at 8% per annum payable quarterly, mandatory redemption after 3 years from the date of issuance at 130% of the principal amount. Subject to adjustment, the debentures are convertible into Common Stock at the lower of a fixed conversion price ($1.82 per share for $900,000 principal amount of debentures; $1.61 per share for $588,980 principal amount of debentures) or 75% of the average closing bid price for the Company's Common Stock for the 5 trading days preceding the date of the conversion notice. Repayment of the indebtedness is secured by a general lien on the assets of the Company and guarantee by 5 of the Company's operating subsidiaries.

Capital Stock

     The Company's authorized capital stock consists of 10,000,000 shares of Preferred Stock, issuable in one or more series and 50,000,000 shares of Common Stock. The par value of each of said shares is $.0001. As of July 9, 1999, 23,618,034 shares of Common Stock and 0 shares of Series A Convertible Preferred Stock; 18 shares of Series B Convertible Preferred Stock; 14 shares of Series C Convertible Preferred Stock and 20 shares of Series D Convertible Preferred Stock are outstanding.

Preferred Stock

     The Board of Directors of the Company is authorized to issue, without further stockholder approval, up to 10,000,000 shares of Preferred Stock from time to time in one or more series and to fix such designations, powers, preferences and relative voting, distribution, dividend, liquidation, transfer, redemption, conversion and other rights, preferences, qualifications, limitations or restrictions thereon..

     The material terms of the Company's Series A, B, C and D Convertible Preferred Stock are identical except as to conversion price. The Preferred Stock pays a dividend of 3% per annum payable quarterly in cash or Common Stock. The Preferred Stock is convertible into Common Stock at the lower of a fixed conversion price or 75% (80% for the Series D Preferred Stock) of the average closing bid price for the Company's Common Stock for the 5 trading days preceding the date of the conversion notice ("Market Price"). The fixed conversion prices for the Series A, B, C and D Preferred Stock are $2.19, $1.7928, $1.545 and $1.65 respectively.

     Additional shares of Common Stock are to be issued to the holders of the Series A, B, C and D Preferred Stock and Convertible Debentures in the event the Registration Statement is not declared effective within 90 days from the issuance of the Preferred Stock or Convertible Debentures ("Scheduled Effective Date"). In the event of such late registration, the conversion percentage is reduced by 3% for each month (prorated) the Registration Statement is declared effective subsequent to the Schedule Effective Date. Further, the Fixed Conversion Price for the Series A shares is reduced by an amount equal to the product of (a) $.0657 and (b) the sum of (i) the number of months (prorated) after the Scheduled Effective Date and prior to the date that the Registration Statement is declared effective by the SEC and (ii) the number of months (prorated) that sales cannot be made pursuant to the Registration Statement after the Registration Statement has been declared effective. The Fixed Conversion Price for the Series B shares is reduced by an amount equal to the product of (a) $.054 and (b) the sum of (i) the number of months (prorated) after the Scheduled Effective Date and prior to the date that the Registration Statement is declared effective by the SEC and (ii) the number of months (prorated) that sales cannot be made pursuant to the Registration Statement after the Registration Statement has been declared effective. The Fixed Conversion Price for the Series C shares is reduced by an amount equal to the product of (a) $.062 and (b) the sum of (i) the number of months (prorated) after the Scheduled Effective Date and prior to the date that the Registration Statement is declared effective by the SEC and (ii) the number of months (prorated) that sales cannot be made pursuant to the Registration Statement after the Registration Statement has been declared effective. The Fixed Conversion Price for the Series D shares is reduced by an amount equal to the product of (a) $1.65 and (b) the sum of (i) the number of months (prorated) after the Scheduled Effective Date and prior to the date that the Registration Statement is declared effective by the SEC and (ii) the number of months (prorated) that sales cannot be made pursuant to the Registration Statement after the Registration Statement has been declared effective. The Fixed Conversion Price for the Convertible Debentures is reduced by an amount equal to the product of (a) $1,500,000 and (b) the sum of (i) the number of months (prorated) after the Scheduled Effective Date and prior to the date that the Registration Statement is declared effective by the SEC and (ii) the number of months (prorated) that sales cannot be made pursuant to the Registration Statement after the Registration Statement has been declared effective. The Registration Statement was declared effective May 13, 1999

     Holders of the Company's convertible securities, can convert their securities into common stock at a discount to the Market Price. Set forth below is a table, which indicates, as of April 20, 1999, how the conversion price adjusts for the changes in the Market Price.

                                                   Market Price
                                 ----------------------------------------------
                                 $1.00      $0.67        $.50    Conv. Discount
                                 -----      -----        ----    --------------
Series A Pfd. ...............     .425       .285         .21         57.5%
Series B Pfd. ...............     .485       .325         .24         51.5%
Series C Pfd. ...............     .615       .41          .31         38.5%
Series D Pfd. ...............     .67        .45          .34         33.0%
Debenture ...................     .595       .40          .30         40.5%


Common Stock

     There are no preemptive, subscription, conversion or redemption rights pertaining to the Common Stock. The absence of preemptive rights could result in a dilution of the interest of existing shareholders should additional shares of Common Stock be issued. Holders of the Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of assets legally available therefor, and to share ratably in the assets of the Company available upon liquidation.

     Each share of Common Stock is entitled to one vote for all purposes and cumulative voting is not permitted in the election of directors. Accordingly, the holders of more than 50% of all of the outstanding shares of Common Stock can elect all of the directors. Significant corporate transactions such as amendments to the articles of incorporation, mergers, sales of assets and dissolution or liquidation require approval by the affirmative vote of the majority of the outstanding shares of Common Stock. Other matters to be voted upon by the holders of Common Stock normally require the affirmative vote of a majority of the shares present at the particular shareholders' meeting. The Company's directors and officers as a group beneficially own approximately 20% of the outstanding Common Stock of the Company. See "Principal and Selling Shareholders." Accordingly, such persons will continue to be able to substantially control the Company's affairs, including, without limitation, the sale of equity or debt securities of the Company, the appointment of officers, the determination of officers' compensation and the determination whether to cause a registration statement to be filed.

     The rights of holders of the shares of Common Stock may become subject in the future to prior and superior rights and preferences in the event the Board of Directors establishes one or more additional classes of Common Stock, or one or more additional series of Preferred Stock.

Warrants

     In connection with the private placement by J.P. Carey Securities, Inc. ("Carey") of 51 shares of the Company's Series A Convertible Preferred Stock on March 20, 1998, Carey received warrants to purchase 102,000 shares of the Company's Common Stock, subject to adjustment. The warrants are exercisable at $1.49 per share and expire on March 20, 2003.

     In connection with the private placements by Carey of 64 shares of the Company's Series B Convertible Preferred Stock in May, 1998, Carey received warrants to purchase 28,000 shares of the Company's Common Stock, and its designees, 126,000 warrants, subject to adjustment The warrants are exercisable at $1.79 per share; 120,000 warrants expire on May 5, 2003 and 34,000 on May 22, 2003. 19 shares of Series B Convertible Preferred Stock were subsequently redeemed.

     In connection with the private placements by Sovereign Capital Advisers ("Sovereign") of 14 shares of the Company's Series C Convertible Preferred Stock in September, 1998, Sovereign received warrants to purchase 19,600 shares of the Company's Common Stock, and its designees, 2,800 warrants, subject to adjustment. 16,000 of the warrants are exercisable at $1.15 per share and 6,400 at $1.01. The warrants expire 5 years after their issuance.

     In connection with the private placement by Sovereign of 20 shares of the Company's Series D Convertible Preferred Stock in September, 1998, Excalibur Limited Partnership received warrants to purchase 40,000 shares and Sovereign's designee warrants to purchase 4,000 shares of the Company's Common Stock subject to adjustment. 40,000 warrants are exercisable at $1.45 per share and 4,000 at $1.65 per share. The Warrants expire 5 years after their issuance.

     In connection with the private placements by Sovereign of $1,500,000 principal amount of the Company's convertible debentures on July 31 and September 2, 1998, Sovereign received warrants to purchase 56,000 shares of the Company's Common Stock, and its designees 8,000 warrants, subject to adjustment. 36,000 warrants are exercisable at $1.38 per share and 28,000 warrants are exercisable at $1.05 per share. The warrants expire 5 years after their issuance.

     The Warrant Agreement provides for adjustment of the exercise price and the number of shares of Common Stock purchasable upon exercise of the Warrants to protect Warrant holders against dilution in certain events, including stock dividends, stock splits, reclassification, and any combination of Common Stock, or the merger, consolidation, or disposition of substantially all the assets of the Company.

     The Company has agreed to "piggy-back" registration rights for the securities underlying the Warrants at the Company's expense during the during the five years following the issuance of the Warrants. In addition, at any time commencing 90 days after the issuance of the warrants, the Company has agreed to register the securities underlying the Warrants at the Company's expense upon notice from the holders.

     Wall Street Group, Inc. holds 5 year options to acquire 61,350 restricted shares of the Company's Common Stock at a price of $1.63 per share. See "Certain Transactions."

     In connection with a Regulation D 504 offering completed in November, 1996, the Company sold 6,000,000 shares of Common Stock and Warrants to purchase an additional 2,000,000 shares at $1.00 per share. In November 1998, the remaining outstanding warrants, 1,100,000, expired unexercised.

     Purchasers of shares in this offering first aggregating $3,000,000, will be issued 2 year Warrants to purchase 2,500,000 shares on a pro-rata basis. The exercise price for the shares will be 110% of the price per share paid by the investor. The Warrant Agreement governing the issuance of the Warrants provides for adjustment of the exercise price and the number of shares of Common Stock purchasable upon exercise of the Warrants to protect Warrant holders against dilution in certain events, including stock dividends, stock splits, reclassification, and any combination of Common Stock, or the merger, consolidation, or disposition of substantially all the assets of the Company.

Delaware Anti-Takeover Law

     The Delaware General Corporation Law contains certain anti-takeover provisions. Section 203 of the Delaware General Corporation Law provides, with certain exceptions, that a Delaware corporation may not engage in any broad range of business combinations with a person who owns 15% or more of the corporation's outstanding voting stock (an "interested stockholder") for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person's becoming an interested stockholder, or the business combination is approved by the board of directors of the corporation before the person becomes an interested stockholder, (ii) the interested stockholder acquires 85% or more of the outstanding voting stock of the corporation (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or (iii) the business combination is approved by the corporation's board of directors of at least 66 2/3% of corporation's outstanding voting stock at an annual meeting or special meeting, excluding shares owned by the interested stockholder.

                              PLAN OF DISTRIBUTION

     This Offering is a "best efforts" offering, and will not be underwritten nor will any underwriter be engaged for the marketing, distribution or sale of any shares registered in this prospectus. The Company may sell shares from time to time in one or more transactions at a discount of 35% to the average bid price of the Company's shares for the 20 trading day period preceding the sales. Purchasers of these shares must purchase them in blocks of at least 100,000 shares. Sales may be made to purchasers directly by the Company or, alternatively, the Company may offer the shares through dealers, broker, finders or agents, who may receive compensation in the form of commissions. Any dealers, brokers, finders or agents that participate in the distribution of shares may be deemed to be underwriters and any profits on the sale of the shares by them and any discounts or commissions received by such dealers, brokers, finders or agents may be deemed to be underwriting discounts and commissions under the Act.

     To the extent required at the time a particular offer of the shares is made, a supplement to this Prospectus will be distributed which will set forth the number of shares being offered and the terms of the offering, including the name or names of the any underwriters, or dealers, the purchase price paid by any underwriter for the shares purchased, and any discounts, commissions or concessions allowed or re allowed to dealers including the proposed selling price to the public.

     To comply with the securities laws of certain jurisdictions, as applicable, the Common Stock may be offered and sold only through registered or licensed brokers or dealers. In addition, the Common Stock may not be offered or sold in certain jurisdictions unless they are registered or otherwise comply with the applicable securities laws of such jurisdictions by exemption, qualification or other wise.

                         SHARES ELIGIBLE FOR FUTURE SALE

     As of July 09, 1999, there were 23,618,034 shares of Common Stock outstanding. Upon completion of the offering, the Company will have an aggregate of approximately 43,980,009 shares outstanding assuming conversion into Common Stock of all the Company's convertible securities and assumung no excercise of options or warrants. Of these, including the shares sold in this offering, 37,342,289 are freely tradable without restriction under the Securities Act. The remaining 6,637,720 shares of Common Stock will be "restricted securities" as that term is defined in Rule 144 ("Restricted Shares") of the Securities Act. Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 of the Securities Act. Beginning 90 days after the date of this Prospectus, approximately 750,000 shares will become eligible for sale in compliance with Rule 144. As of December 31, 1998, options to purchase 61,350 shares of Common Stock were outstanding. See "Warrants."

     In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated) including persons deemed to be affiliates, whose restricted securities have been fully paid for and held for at least one year from the later of the date of issuance by the Company or acquisition from an affiliate, may sell such securities in broker's transactions or directly to market makers, provided that the number of shares sold in any three month period may not exceed the greater of 1% of the then-outstanding shares of Common Stock or the average weekly trading volume of the shares of Common Stock in the over-the-counter market during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to certain notice requirements and the availability of current public information about the Company. After two years have elapsed from the later of the issuance of restricted securities by the Company or their acquisition from an affiliate, such securities may be sold without limitation by persons who are not affiliates under the rule.

     Shares of substantial amount of Common Stock in the public amount, or the perception that such sales could occur, could adversely affect prevailing market prices of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities.

     In the event, that upon conversion of the Company's outstanding convertible securities the holders are entitled to receive more registered shares than are authorized, it would be necessary to call a special meeting of shareholders on at least 10 days notice to seek approval to amend the Company's Certificate of Incorporation to increase the number of authorized shares.


                          TRANSFER AGENT AND REGISTRAR

     Signature Transfer, Inc. Dallas, Texas, is the transfer agent and registrar for the Common Stock of the Company.


                                  LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for the Company by Beckman, Millman and Sanders, L.L.P. a Professional Limited Liability Partnership, New York, New York. Members of the firm of Beckman, Millman & Sanders own 45,000 shares of the Common Stock of the Company.

                                     EXPERTS

     The financial statements for the periods ended December 31, 1997 and 1998 included herein have been audited by Robison, Hill & Co., Certified Public Accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.


                             ADDITIONAL INFORMATION

     The Company is a reporting company under the Securities Exchange Act of 1934, as amended. The Company has filed with the Washington, D.C. Office of the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 under the Act with respect to the Common Stock offered hereby. This Prospectus filed as a part of the Registration Statement does not contain all of the information contained in the Registration Statement and the exhibits thereto, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to such Registration Statement including the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract, agreement or other documents are not necessarily complete, and in each instance, reference is made to such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement and exhibits may be inspected without charge and copied at the Washington office of the Commission, 450 Fifth Street, N.W., Washington, DC 20549, and copies of such material may be obtained at prescribed rates from the Commission's Public Reference Section at the same address.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                  ------------


                                                                            Page
                                                                            ----

Report of Robison, Hill & Co., Independent Certified Public Accountants..... F-2

Consolidated Balance Sheets as of December 31, 1998, and 1997............... F-3

Consolidated Statements of Operations for the years ended
  December 31, 1998, and 1997............................................... F-4

Consolidated Statement of Stockholders' Equity for the years ended
  December 31, 1998, and 1997............................................... F-5

Consolidated Statements of Cash Flows for the years ended
  December 31, 1998, and 1997............................................... F-6

Notes to consolidated Financial Statements.................................. F-7

Interim Financial Reporting................................................ F-14

Consolidated Balance Sheets, March 31, 1999 (Unaudited)
and December 31, 1998...................................................... F-15

Consolidated Statements of Operations (Unaudited), For the Three
Months Ended March 31, 1999 and 1998....................................... F-17

Consolidated Statements of Cash Flows (Unaudited), For the Three
Months Ended March 31, 1999 and 1998....................................... F-18

Notes to Consolidated Financial Statements (Unaudited)..................... F-20

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors and Stockholders
Eat At Joe's Ltd.

     We have audited the accompanying consolidated balance sheets of Eat At Joe's Ltd., and subsidiaries (a Delaware corporation) as of December 31, 1998, and 1997 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Eat At Joe's Ltd., and subsidiaries as of December 31, 1998, and 1997, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.



                                               Respectfully submitted,



                                               ROBISON, HILL & CO.
                                               Certified Public Accountants


Salt Lake City, Utah
March 25, 1999

                       EAT AT JOE'S LTD., AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                           December 31, 1998 and 1997

                                                                             1998           1997
                                                                          -----------    -----------
ASSETS
Current Assets:
  Cash and cash equivalents ...........................................   $   133,957    $   232,601
  Receivables .........................................................        25,861           --
  Inventory ...........................................................       184,115          7,488
  Other ...............................................................        21,310            400
  Prepaid expense .....................................................         8,333         30,993
  Deposits ............................................................        41,046         12,701
                                                                          -----------    -----------
          Total Current Assets ........................................       414,622        284,183
                                                                          -----------    -----------
Property and equipment: Equipment .....................................     1,632,055        279,667
Office furniture ......................................................        76,255          1,000
Leasehold improvements ................................................     4,767,308      1,527,099
                                                                          -----------    -----------
                                                                            6,475,618      1,807,766
Less accumulated depreciation .........................................      (303,316)       (11,546)
                                                                          -----------    -----------
                                                                            6,172,302      1,796,220
                                                                          -----------    -----------
Other Assets:
  Intangible and other assets net of amortization of $13,400 and $2,150
    for 1998 and 1997, respectively ...................................       141,437        234,569
                                                                          -----------    -----------
          Total Assets ................................................   $ 6,728,361    $ 2,314,972
                                                                          ===========    ===========

LIABILITIES
Current Liabilities:
  Accounts payable and accrued liabilities ............................   $   488,632    $   474,795
  Short-term notes payable ............................................       635,000        264,940
  Shareholders loans ..................................................       452,455        702,922
                                                                          -----------    -----------
          Total Current Liabilities ...................................     1,576,087      1,442,657
                                                                          -----------    -----------
Convertible Debentures, Net of Issue Costs ............................     1,343,449           --
                                                                          -----------    -----------
          Total Liabilities ...........................................     2,919,536      1,442,657
                                                                          -----------    -----------
STOCKHOLDERS EQUITY
Preferred stock -- $0.0001 par value  10,000,000 shares authorized;
  113 shares issued and outstanding ...................................          --             --
Common Stock -- $0.0001 par value  50,000,000 shares
  Authorized 16,440,755 and 12,733,805 issued and
  Outstanding, respectively ...........................................         1,644          1,273
Common Stock To Be Issued .............................................           131           --
Additional paid-in capital ............................................     7,213,400      2,244,299
Retained deficit ......................................................    (3,406,350)    (1,373,257)
                                                                          -----------    -----------
          Total Stockholders' Equity ..................................     3,808,825        872,315
                                                                          -----------    -----------
          Total Liabilities and Stockholders' Equity ..................   $ 6,728,361    $ 2,314,972
                                                                          ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                       EAT AT JOE'S LTD., AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                     Years Ended December 31, 1998, and 1997

                                                                     1998            1997
                                                                 ------------    ------------
Revenues .....................................................   $  2,519,255    $     84,781
Cost of Revenues .............................................        702,481          38,009
                                                                 ------------    ------------
Gross Margin .................................................      1,816,774          46,772

Expenses
  Labor and Related Expenses .................................      1,168,225         106,346
  Rent .......................................................        288,639          15,860
  Other General and Administrative ...........................        890,131         205,588
  Depreciation and Amortization ..............................        305,170          13,696
                                                                 ------------    ------------
Net Loss from Continuing Operations ..........................       (835,391)       (294,718)
                                                                 ------------    ------------

Other Income (Expense)
  Interest income ............................................            576           3,759
  Interest expense ...........................................       (158,525)         (7,311)
  Loss on sale of assets .....................................           --              (752)
                                                                 ------------    ------------
Net Other Income (Expense) ...................................       (157,949)         (4,304)
                                                                 ------------    ------------
Net Loss Before Income Taxes .................................       (993,340)       (299,022)
Income Tax Expense (Benefit) .................................          2,725            --
                                                                 ------------    ------------
Net Loss Before Cumulative Effects of Accounting Change ......       (996,065)       (299,022)
Cumulative Effect of Accounting Change on Years Prior to 1998,
  Net of Taxes ...............................................        (84,732)           --
Net Loss .....................................................     (1,080,797)       (299,022)
                                                                 ------------    ------------
Less: Preferred Dividends ....................................        952,296            --
                                                                 ------------    ------------
Net Loss To Common Stockholders ..............................   $ (2,033,093)   $   (299,022)
                                                                 ============    ============

Basic Loss Per Common Share: .................................   $      (0.16)   $      (0.02)
                                                                 ============    ============

Weighted Average Number of Common Shares .....................     13,062,921      11,729,107
                                                                 ============    ============




   The accompanying notes are an integral part of these financial statements.

                       EAT AT JOE'S LTD. AND SUBSIDIARIES
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                     Years Ended December 31, 1998, and 1997

                                                           Common Stock
                                    Preferred Stock         To Be Issued              Common Stock       Additional
                                  -------------------  ----------------------   -----------------------    Paid-in       Retained
                                   Shares      Amount    Shares      Amount       Shares       Amount      Capital        Deficit
                                  ---------    ------  ----------   ---------   -----------   ---------   ----------    -----------
Balances at December 31, 1996 ...      --      $--           --     $    --      11,833,805   $   1,183   $1,344,389    $(1,074,235)
March 1997, shares issued on
  exercise of warrants ..........      --       --           --          --         400,000          40      399,960           --
April 1997, shares issued on
  exercise of warrants ..........      --       --           --          --         300,000          30      299,970           --
November 1997 shares issued on
  exercise of warrants ..........      --       --           --          --         200,000          20      199,980           --
Net loss for the year ...........      --       --           --          --            --          --           --         (299,022)
                                  ---------    -----   ----------   ---------   -----------   ---------   ----------    -----------

Balance at December 31, 1997 ....      --       --           --          --      12,733,805       1,273    2,244,299     (1,373,257)
March 1998, Series A Convertible
  Preferred shares ..............        51     --           --          --            --          --        725,803           --
May 1998, Series B Convertible
  Preferred shares ..............        64     --           --          --            --          --        967,903           --
May 1998, Series B Convertible
  Preferred shares canceled .....       (19)    --           --          --            --          --       (450,000)          --
September 1998, Series C
  Convertible Preferred shares ..        14     --           --          --            --          --        183,165           --
September 1998, Series B
  Preferred shares converted ....        (7)    --           --          --         211,737          22          (22)          --
September 1998, Series D
  Convertible Preferred shares ..        20     --           --          --            --          --        293,625           --
December 1998, Series B
  Preferred shares converted ....        (5)    --           --          --         330,782          33          (33)          --
December 1998, Series A
  Preferred shares converted ....        (5)    --           --          --         284,230          28          (28)          --
December 1998, shares issued in
  cancellation of short-term debt
  and associated interest .......      --       --           --          --         500,000          50      269,629           --
December 1998, shares issued in
  cancellation of short-term debt
  and associated interest .......      --       --      1,312,500         131     2,187,500         219    1,822,568           --
January through December 1998,
  shares issued in exchange for
  Leasehold Improvements ........      --       --           --          --            --        38,200            4         40,184
January through December 1998,
  shares issued in exchange
  for Services ..................      --       --           --          --            --       154,501           15        164,011
Preferred dividend due to
  discounted conversion rates ...      --       --           --          --            --          --        952,296       (952,296)
Net loss for the year ...........      --       --           --          --            --          --           --       (1,080,797)
                                  ---------    -----   ----------   ---------   -----------   ---------   ----------    -----------

Balance at December 31, 1998 ....       113    $--      1,312,500   $     131    16,440,755   $   1,644   $7,213,400    $(3,406,350)
                                  =========    =====   ==========   =========   ===========   =========   ==========    ===========




   The accompanying notes are an integral part of these financial statements.

                       EAT AT JOE'S LTD. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     Years Ended December 31, 1998, and 1997

                                                                             1998           1997
                                                                         -----------    -----------
Cash Flows From Operating Activities
  Net loss for the period ............................................   $(1,080,797)   $  (299,022)
Adjustments to reconcile net loss to net cash
  Provided by operating activities
    Loss from sale of marketable securities ..........................          --              752
    Depreciation and Amortization ....................................       305,170         13,696
    Cumulative Effect of Accounting Change ...........................        84,732           --
    Stock issued for services and expenses ...........................       246,623           --
    Payment of organization costs ....................................          --          (78,124)
    Decrease (Increase) in Receivables ...............................       (25,861)        70,000
    Increase in inventory ............................................      (176,627)        (7,488)
    Increase in other assets .........................................       (20,910)          (400)
    Increase in prepaid expense ......................................        22,660        (27,018)
    Decrease (increase) in deposits ..................................       (28,345)        (1,710)
    Increase in accounts payable and accrued liabilities .............        (1,103)       467,560
                                                                         -----------    -----------
Net Cash Provided by (Used in) Operating Activities ..................      (674,458)       138,246
                                                                         -----------    -----------
Cash Flows From Investing Activities
  Purchase of property and equipment .................................    (4,627,664)    (1,795,271)
  Purchase of intangible assets ......................................        (5,000)          --
  Proceeds from sale of marketable securities ........................          --          143,248
  Purchase of marketable securities ..................................          --         (144,000)
                                                                         -----------    -----------
Net Cash Provided by Investing Activities ............................    (4,632,664)    (1,796,023)
                                                                         -----------    -----------
Cash Flows From Financing Activities
  Issuance of common stock ...........................................          --          900,000
  Issuance of convertible preferred stock ............................     2,170,496           --
  Purchase of convertible preferred stock ............................      (450,000)          --
  Proceeds from convertible debenture ................................     1,343,449           --
  Advances from majority stockholders ................................       113,825        690,422
  Repayments of majority stockholders advances .......................      (364,292)          --
  Proceeds from short-term notes payable .............................     2,395,000        264,940
                                                                         -----------    -----------
Net Cash Provided by Financing Activities ............................     5,208,478      1,855,362
                                                                         -----------    -----------
Increase (Decrease) in Cash ..........................................       (98,644)       197,585
Cash at beginning of period ..........................................       232,601         35,016
                                                                         -----------    -----------
Cash at End of Period ................................................   $   133,957    $   232,601
                                                                         ===========    ===========
Supplemental Disclosure of Interest and Income Taxes Paid
  Interest paid during the period ....................................   $       295    $      --
                                                                         ===========    ===========
  Income taxes paid during the period ................................   $     4,225    $      --
                                                                         ===========    ===========
Supplemental Disclosure of Non-cash Investing and Financing Activities
  Leasehold Improvements Acquired with Issuance of Common Stock ......   $    40,188    $      --
                                                                         ===========    ===========
  Short-term Notes Settled with Issuance of Common Stock .............   $ 2,010,000    $      --
                                                                         ===========    ===========
  Intangible Assets Acquired with Issuance of Common Stock ...........   $      --      $   149,832
                                                                         ===========    ===========
  Organization Costs Acquired with Issuance Common Stock .............   $      --      $       200
                                                                         ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                       EAT AT JOE'S LTD. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     Years Ended December 31, 1998, and 1997


NOTE 1 -- Organization and Summary of Significant Accounting Policies

     This summary of accounting policies for Eat At Joe's, Ltd. And subsidiaries is presented to assist in understanding the Company's financial statements. The accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

Organization and Basis of Presentation

     Eat At Joe's Ltd. (Company) was incorporated on January 6, 1988, under the laws of the State of Delaware, as a wholly-owned subsidiary of Debbie Reynolds Hotel and Casino, Inc. (DRHC) (formerly Halter Venture Corporation or Halter Racing Stables, Inc.) a publicly-owned corporation. DRHC caused the Company to register 1,777,000 shares of its initial 12,450,000 issued and outstanding shares of common stock with the Securities and Exchange Commission on Form S-18. DRHC then distributed the registered shares to DRHC stockholders.

     During the period September 30, 1988 to December 31, 1992, the Company remained in the development stage while attempting to enter the mining industry. The Company acquired certain unpatented mining claims and related equipment necessary to mine, extract, process and otherwise explore for kaolin clay, silica, feldspar, precious metals, antimony and other commercial minerals from its majority stockholder and other unrelated third-parties. The Company was unsuccessful in these start-up efforts and all activity was ceased during 1992 as a result of foreclosure on various loans in default and/or the abandonment of all assets.

     From 1992 until 1996 the Company has had no operations, assets or liabilities.

Principles of Consolidation

     The consolidated financial statements include the accounts of Eat At Joe's, LTD. And its wholly-owned subsidiary, E.A.J. Holding Corporation, a Delaware corporation ("Holding"). Holding includes the accounts of its wholly-owned subsidiaries, E.A.J. PHL Airport, Inc. a Pennsylvania corporation, Eat At Joe's
U. of P., Inc. a Pennsylvania corporation, E.A.J. Cherry Hill, Inc., a New Jersey corporation, Eat At Joe's Harborplace, Inc., a Maryland corporation, Eat At Joe's Neshaminy, Inc. a Pennsylvania corporation, Eat At Joe's Plymouth, Inc., a Pennsylvania corporation, E.A.J. Echelon Mall, Inc., a New Jersey corporation, E.A.J. Gallery, Inc., a Pennsylvania corporation, E.A.J. Moorestown, Inc., a New Jersey corporation, E.A.J. Shoppingtown,Inc., a New York corporation, Eat at Joe's U of P 40th Street, Inc., a Pennsylvania corporation, and Eat at Joe's Owings Mills, Inc., a Maryland corporation. All significant intercompany accounts and transactions have been eliminated.

Nature of Business

     The Company is developing, owns and operates theme restaurants styled in an "American Diner" atmosphere.

Inventories

     Inventories consist of food, paper items and related materials and are stated at the lower of cost (first-in, first-out method) or market.

Income Taxes

     The Company accounts for income taxes under the provisions of SFAS No. 109, "Accounting for Income Taxes." SFAS No.109 requires recognition of deferred income tax assets and liabilities for the expected future income tax consequences, based on enacted tax laws, of temporary differences between the financial reporting and tax bases of assets and liabilities.

                       EAT AT JOE'S LTD. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                     Years Ended December 31, 1998, and 1997

Depreciation

     Office furniture, equipment and leasehold improvements, are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated economic useful lives of the related assets as follows:

              Office furniture...............................       5-10 years
              Equipment......................................       5- 7 years
              Leasehold improvements.........................       8-15 years

     Maintenance and repairs are charged to operations; betterments are capitalized. The cost of property sold or otherwise disposed of and the accumulated depreciation thereon are eliminated from the property and related accumulated depreciation accounts, and any resulting gain or loss is credited or charged to income.

Amortization

     Intangible assets are amortized over useful life of 7-13 years.

     The Company has adopted the Financial Accounting Standards Board SFAS No., 121, "Accounting for the Impairment of Long-lived Assets." SFAS No. 121 addresses the accounting for (i) impairment of long-lived assets, certain identified intangibles and goodwill related to assets to be held and used, and
(ii) long-live lived assets and certain identifiable intangibles to be disposed of. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected future cash flows from the used of the asset and its eventual disposition (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized.

Recent Accounting Pronouncements

     During 1998, the Company changed its method of accounting for costs of start up activities to conform with new requirements of Statement of Position 98-5 "Reporting on the Costs of Start-Up Activities" (SOP 98-5). The effect of this change was to increase net loss for the year ended December 31, 1998 by $84,732. Financial Statements for 1997 have not been restated in accordance with the provisions of SOP 98-5.

Pervasiveness of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles required management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk

     The Company has no significant off-balance-sheet concentrations of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements. The Company maintains the majority of its cash balances with one financial institution, in the form of demand deposits.

Reverse Stock Split

     Effective May 3, 1997 the Stockholders approved a 50 to 1 reverse split of the common stock and effective October 7, 1997 the Stockholders approved a 4 to 1 reverse split. The financial statements have been retroactively restated to reflect the reverse stock split as if it had been effective prior to the earliest date presented.

                       EAT AT JOE'S LTD. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                     Years Ended December 31, 1998, and 1997

Cash and Cash Equivalents

     For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

Earnings (Loss) Per Share

     In 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings per Share" (EPS). SFAS No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share.

     Diluted net income per common share was calculated based on an increased number of shares that would be outstanding assuming that the warrants are converted to common shares. The effect of outstanding common stock equivalents are anti-dilutive for 1998 and 1997 and are thus not considered.

     The reconciliations of the numerators and denominators of the basic earnings per share computations are as follows:

                                               For the Year Ended 1998                For the Year Ended 1997

                                         -------------------------------------   ------------------------------------
                                                                     Per Share                              Per Share
                                           Income         Shares       Amount      Income         Shares       Amount
                                         -----------    -----------   -------    -----------    -----------   -------
     Basic EPS
       Net Loss to common shareholders   $(2,033,093)    13,062,921   $(0.16)    $  (299,022)    11,729,107   $(0.02)
                                         ===========    ===========   ======     ===========    ===========   ======

Reclassifications

     Certain reclassifications have been made in the 1997 financial statements to conform with the 1998 presentation.

NOTE 2 -- Short-Term Notes Payable

     Short-Term Notes Payable consist of loans from unrelated entities as of December 31, 1998 and 1997. The notes are payable one year from the date of issuance together with interest at 6.50% A.P.R.

NOTE 3 -- Income Taxes

     Deferred taxes result from temporary differences in the recognition of income and expenses for income tax reporting and financial statement reporting purposes. Deferred benefits of $349,000 and $71,000 for the years ended December 31, 1998 and 1997 respectively, are the result of net operating losses.

     The Company has recorded net deferred income taxes in the accompany consolidated balance sheets as follows:
                                                           As at December 31,
                                                         ----------------------
                                                           1998         1997
                                                         ---------    ---------
    Future deductible temporary differences related to
      Reserves, accruals, and net operating losses ...   $ 736,000    $ 387,000
    Valuation allowance ..............................    (736,000)    (387,000)
                                                         ---------    ---------
    Net Deferred Income Tax ..........................   $    --      $    --
                                                         =========    =========

                       EAT AT JOE'S LTD. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                     Years Ended December 31, 1998, and 1997

NOTE 3 -- Income Taxes (Continued)

     As of December 31, 1998, the Company had a net operating loss ("NOL") carry forward for income tax reporting purposes of approximately $2,165,000 available to offset future taxable income. This net operating loss carry forward expires at various dates between December 31, 2003 and 2013. A loss generated in a particular year will expire for federal tax purposes if not utilized within 15 years. Additionally, the Internal Revenue Code contains provisions which could reduce or limit the availability and utilization of these NOLs if certain ownership changes have taken place or will take place. In accordance with SFAS No. 109, a valuation allowance is provided when it is more likely than not that all or some portion of the deferred tax asset will not be realized. Due to the uncertainty with respect to the ultimate realization of the NOLs, the Company established a valuation allowance for the entire net deferred income tax asset of $736,000 as of December 31, 1998. Also consistent with SFAS No. 109, an allocation of the income (provision) benefit has been made to the loss from continuing operations.

     The difference between the effective income tax rate and the federal statutory income tax rate on the loss from continuing operations are presented below:
                                                        As at December 31,
                                                      ----------------------
                                                         1998         1997
                                                      ---------    ---------
     Benefit at the federal statutory rate of 34% .   $ 349,000    $  71,000
     Nondeductible expenses .......................        --         (1,000)
                                                      ---------    ---------
     Utilization of net operating loss carryforward   $(349,000)   $ (70,000)
                                                      ---------    ---------
                                                      $    --      $    --
                                                      =========    =========

NOTE 4 -- Purchase of Subsidiares

     On January 1, 1997 the shareholders of the Company approved an agreement whereby 5,505,000 shares of the Company's common stock was exchanged for a 100% interest in E.A.J. Holding Corporation, Inc. ("Holding"), a Delaware corporation. Holding, which was organized on February 14, 1997, had total assets with a historical cost value of $150,037, consisting of the Eat at Joe's trade mark, business plan, graphics, illustrations/renderings, corporate brochure and website with a historical value of $149,837, organization costs of $200 and no liabilities on the date of the exchange.

     During March, 1997 Holding acquired 100% of the issued and outstanding stock of E.A.J.: PHL, Airport Inc. ("PHL Airport"), a Pennsylvania corporation organized August 19, 1996 for $25,000. At the time of the acquisition PHL Airport had assets with a historical cost value of $37,500, consisting of developmental costs and organizational costs and liabilities of $12,500.

     These transactions have been accounted for as a reorganization of ownership interests between related parties as if it were a "Pooling of Interest." Accordingly, assets and liabilities are reflected at their historical values. The accompanying financial statements for 1997 are based on the assumption that the companies were combined for the full year.

NOTE 5 -- Rent and Lease Expense

     The Company occupies various retail restaurant space under operating leases beginning October 1997 and expiring at various dates through 2012.

                       EAT AT JOE'S LTD. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                     Years Ended December 31, 1998, and 1997

     The minimum future lease payments under these leases for the next five years are:

  Year Ended December 31,                           Real Property   Equipment
  -----------------------                           -------------   ---------
          1999....................................     $ 486,912      $   --
          2000....................................       486,912          --
          2001....................................       486,912          --
          2002....................................       486,912          --
          2003....................................       486,912          --
          Thereafter..............................     2,338,721          --
                                                      ----------      -------
    Total minimum future lease payments...........    $4,773,281      $   --
                                                      ==========      =======

     The leases generally provides that insurance, maintenance and tax expenses are obligations of the Company. It is expected that in the normal course of business, leases that expire will be renewed or replaced by leases on other properties.

NOTE 6 -- Related Party Transactions

     The Company utilized office space that is shared with companies controlled by two officers of the Company. During 1998 and 1997 Cozco Management received $36,387 and $546,574 as reimbursement for rent, telephone, equipment, travel, automotive salaries and other shared expenses. During 1998 and 1997 the two officers and/or companies controlled by the two officers paid expenses and made advances to the Company totaling $113,825 and $690,422 respectively. During 1998 the Company repaid advances of $364,292. As of December 31, 1998, $452,455 in advances was due to Mr. Fiore.

NOTE 7 -- Convertible Preferred Stock, Debentures, Warrants & Options

     In January, 1997 the shareholders of the Company adopted an agreement whereby 5,505,000 shares of the Company's Common Stock was exchanged for a 100% interest in E.A.J. Holding Corporation, Inc. Messrs. Joseph Fiore and Andrew Cosenza, Jr., the Company's Chairman and President, were the owners of all the outstanding shares of E.A.J. Holding Corporation, Inc. The Company issued its shares upon an exemption from registration under Section 4(2) of the Securities Act.

     In March, 1998, the Company sold 51 shares of its Series A Convertible Preferred Stock to a total of 8 accredited investors pursuant to an exemption from registration under the Section 4(2) and/or Regulation D or as an alternative, Regulation S of the Act. The Company received proceeds of approximately $797,000 from the sale of the securities. The shares are convertible and warrants (issued in connection with the offering) exercisable into shares of Common Stock of the Company at a discount based on the conversion formula set forth in the offering documentation.

     On April 1, 1998, pursuant to a consulting agreement, the Company granted options to purchase 61,350 shares of Common Stock of the Company at an exercise price of $1.63. The options expire on March 31, 2003.

     On May 5 1998, the Company sold 30 shares of its Series B Convertible Preferred Stock to a total of 3 accredited investors pursuant to an exemption from registration under the Section 4(2) and/or Regulation D. The Company received proceeds of approximately $484,,000 from the sale of the securities. The shares are convertible and warrants (issued in connection with the offering) exercisable into shares of Common Stock of the Company at a discount based on the conversion formula set forth in the offering documentation.

                       EAT AT JOE'S LTD. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                     Years Ended December 31, 1998, and 1997

     On May 21, 1998, the Company sold 34 shares of its Series B Convertible Preferred Stock to a total of 2 accredited investors pursuant to an exemption from registration under the Section 4(2) and/or Regulation D. The Company received proceeds of approximately $549,000 from the sale of the securities. The shares are convertible and warrants (issued in connection with the offering) exercisable into shares of Common Stock of the Company at a discount based on the conversion formula set forth in the offering documentation.

     In September, 1998, the Company sold 14 shares of its Series C Convertible Preferred Stock to 2 accredited investors pursuant to an exemption from registration under the Section 4(2) and/or Regulation D. The Company received proceeds of approximately $239,000 from the sale of the securities. The shares are convertible and warrants (issued in connection with the offering) exercisable into shares of Common Stock of the Company at a discount based on the conversion formula set forth in the offering documentation.

     On July 31, and September 2, 1998, the Company sold its 8% convertible debenture in the aggregate principal amount of $1,500,000 to an accredited investor pursuant to an exemption from registration under Section 4(2) and/or Regulation D. The Company retained proceeds of approximately $933,000 from the sale of the securities and $450,000 was applied to the repurchase of 19 shares of Series B Convertible Preferred Stock sold to an investor on May 21, 1998. The debentures are convertible and warrants (issued in connection with the offering) exercisable into shares of Common Stock of the Company at a discount based on the conversion formula set forth in the offering documentation.

     In September, 1998, the Company sold 20 shares of its Series D Convertible Preferred Stock to an accredited investors pursuant to an exemption from registration under the Section 4(2) and/or Regulation D. The Company received proceeds of approximately $350,000 from the sale of the securities. The shares are convertible and warrants (issued in connection with the offering) exercisable into shares of Common Stock of the Company at a discount based on the conversion formula set forth in the offering documentation.

     The following table sets forth the options and warrants outstanding as of December 31, 1998 and 1997.

                                                        1998          1997
                                                      ----------    ----------
 Options & warrants outstanding, beginning of year     1,100,000     2,000,000
     Granted ......................................    1,247,750          --
     Expired ......................................   (1,060,000)         --
     Exercised ....................................      (40,000)     (900,000)
                                                      ----------    ----------
 Options & warrants outstanding, end of year ......    1,247,750     1,100,000
                                                      ==========    ==========
 Exercise price for options & warrants outstanding,
   end of year .................................... $0.50 to $1.79  $     1.00
                                                    ==============  ==========

                       EAT AT JOE'S LTD. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                     Years Ended December 31, 1998, and 1997

NOTE 8 -- Selected Financial Data (Unaudited)


     The following table set forth certain unaudited quarterly financial information:

                                                                                          1998 Quarters Ended
                                                                       --------------------------------------------------------
                                                                         Mar 31         Jun 30         Sep 30         Dec 31
                                                                       -----------    -----------    -----------    -----------
     Income statement data:
       Net sales ...................................................   $   147,347    $   316,397    $   817,129    $ 1,238,382
       Gross profit ................................................        85,312        157,461        613,654        960,347
       Loss from operations ........................................      (394,589)      (329,038)       (47,858)       (63,906)
     Other income ..................................................        (8,931)        (4,941)       (78,235)       (65,842)
                                                                       -----------    -----------    -----------    -----------
     Loss before taxes .............................................      (403,520)      (333,979)      (126,093)      (129,748)
     Income tax (provision) benefit ................................          (682)          (681)          (681)          (681)
                                                                       -----------    -----------    -----------    -----------
     Net income (loss) .............................................   $  (488,934)   $  (334,660)   $  (126,774)   $  (130,429)
                                                                       ===========    ===========    ===========    ===========

                                                                                          1997 Quarters Ended
                                                                       --------------------------------------------------------
                                                                         Mar 31         Jun 30         Sep 30         Dec 31
                                                                       -----------    -----------    -----------    -----------
     Income statement data:
       Net sales ...................................................   $      --      $      --      $      --      $    84,781
       Gross profit ................................................          --             --             --           46,772
       Loss from operations ........................................       (60,733)      (152,046)       (68,971)       (12,968)
     Other income ..................................................             6          1,926          1,075         (7,311)
                                                                       -----------    -----------    -----------    -----------
     Loss before taxes .............................................       (60,727)      (150,120)       (67,896)       (20,279)
     Income tax (provision) benefit ................................          --             --             --             --
                                                                       -----------    -----------    -----------    -----------
     Net income (loss) .............................................   $   (60,727)   $  (150,120)   $   (67,896)   $   (20,279)
                                                                       ===========    ===========    ===========    ===========

Interim Financial Reporting

     The following unaudited financial statements have been prepared in accordance with generally accepted accounting principles and with Form 10-QSB requirements. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. Operating results for the three month period ended March 31, 1999, are not necessarily indicative of the results that may be expected for the year ended December 31, 1999. For further information, refer to the financial statements and footnotes thereto included in the Company's annual report on Form 10-KSB for the year ended December 31, 1998.

                       EAT AT JOE'S LTD., AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS


                                                  (Unaudited)
                                                    March 31,       December 31,
                                                      1999              1998
                                                  -----------       -----------
ASSETS:
Current Assets:
 Cash and Cash Equivalents .................      $   189,280       $   133,957
 Receivables ...............................           32,185            25,861
 Inventory .................................          439,216           184,115
 Other .....................................           15,400            21,310
 Prepaid Expense ...........................           16,029             8,333
                                                  -----------       -----------

    Total Current Assets ...................          692,110           373,576
                                                  -----------       -----------

Property and Equipment:
 Equipment .................................        1,637,023         1,632,055
 Office Furniture ..........................           76,255            76,255
 Leasehold Improvements ....................        4,877,185         4,767,308
                                                  -----------       -----------
                                                    6,590,463         6,475,618
 Less Accumulated Depreciation .............         (453,876)         (303,316)
                                                  -----------       -----------

                                                    6,136,587         6,172,302
                                                  -----------       -----------
Other Assets:
 Investments ...............................          402,534              --
 Intangible and Other Assets, Net ..........          396,847           182,483
                                                  -----------       -----------

    Total Assets ...........................      $ 7,628,078       $ 6,728,361
                                                  ===========       ===========

                       EAT AT JOE'S LTD., AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                   (Continued)


                                                     (Unaudited)
                                                       March 31,    December 31,
                                                         1999          1998
                                                     -----------    -----------
LIABILITIES:
Current Liabilities:
 Accounts Payable and Accrued Liabilities ........       652,158    $   488,632
 Short-Term Notes Payable ........................     1,530,000        635,000
 Shareholder Loans ...............................       452,455        452,455
                                                     -----------    -----------

    Total Current Liabilities ....................     2,634,613      1,576,087
                                                     -----------    -----------

Convertible Debenture, net of issue costs ........     1,343,449      1,343,449
                                                     -----------    -----------

    Total Liabilities ............................     3,978,062      2,919,536
                                                     -----------    -----------

Stockholders' Equity:
 Preferred Stock - $.0001 par value,
   10,000,000 shares authorized; 85
   and 113 shares issued and outstanding
   March 31, 1999 and December 31, 1998,
   respectively ..................................          --             --
 Common Stock - $.0001 par value,
   50,000,000 shares authorized,
   17,976,689 and 16,440,755 issued
   and outstanding March 31, 1999 and
   December 31, 1998, respectively ...............         1,795          1,644
 Common Stock to be Issued .......................           121            131
 Additional Paid-In Capital ......................     7,223,259      7,213,400
 Retained Deficit ................................    (3,575,159)    (3,406,350)
                                                     -----------    -----------

    Total Stockholders' Equity ...................     3,650,016      3,808,825
                                                     -----------    -----------

    Total Liabilities and Stockholders' Equity ...   $ 7,628,078    $ 6,728,361
                                                     ===========    ===========







   The accompanying notes are an integral part of these financial statements.

                       EAT AT JOE'S LTD., AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)


                                                        For the Three Months
                                                           Ended March 31,
                                                        1999             1998
                                                      ---------       ---------
Revenues .......................................      $ 846,995       $ 147,347
Cost of Revenues ...............................        258,080          62,035
                                                      ---------       ---------

Gross Margin ...................................        588,915          85,312

Expenses
   Labor and Related Expenses ..................        374,407          83,212
   Rent ........................................         48,248          92,115
   Other General & Administrative ..............        126,619         282,623
   Depreciation and Amortization ...............        154,306          21,951
                                                      ---------       ---------

Net loss from Continuing Operations ............       (114,665)       (394,589)

   Other Income (Expense) Net ..................        (54,144)         (8,931)
                                                      ---------       ---------

Net Loss Before Income Taxes ...................       (168,809)       (403,520)
Income Tax Expense (Benefit) ...................           --              --
                                                      ---------       ---------

Net Loss Before Cumulative
effects of Accounting Change ...................       (168,809)       (403,520)

Cumulative effect of Accounting
Change on Years Prior to
1998, Net of Taxes .............................           --           (84,732)

Net Loss .......................................      $(168,809)      $(488,252)
                                                      =========       =========

Net Loss Per Common Share-
Basic and Diluted:

Net Loss Before Cumulative
effects of Accounting Change ...................          (0.01)          (0.04)
Cumulative effect of Accounting Change .........           --              --
                                                      ---------       ---------

Net Loss Per Common Share-
Basic and Diluted ..............................      $   (0.01)      $   (0.04)
                                                      =========       =========







   The accompanying notes are an integral part of these financial statements.

                      EAT AT JOE'S LTD., AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (Unaudited)


                                                        For the Three Months
                                                           Ended March 31,
                                                        1999           1998
                                                     -----------    -----------
Cash Flows from Operating Activities:
Net loss for the period before cumulative
   effects of accounting change ..................   $  (168,809)   $  (403,520)
Adjustments to Reconcile net loss to
   net cash provided by operating activities
      Depreciation and amortization ..............       154,306         21,951
      Stock exchanged for services ...............        10,000           --
      (Increase) decrease in:
         Receivables .............................        (6,324)          --
         Inventory ...............................      (255,101)           858
         Prepaid expense .........................        (7,696)        22,660
         Other assets ............................      (614,736)       (17,900)
      Increase (decrease) in:
         Accounts payable and accrued liabilities        163,528        (91,072)
                                                     -----------    -----------

Net Cash Used in Operating Activities: ...........      (724,832)      (467,023)
                                                     -----------    -----------

Cash Flows From Investing Activities:
  Purchase of property and  equipment ............      (114,845)      (396,811)
                                                     -----------    -----------

Net Cash Used by Investing Activities: ...........      (114,845)      (396,811)
                                                     -----------    -----------

Cash Flows From Financing Activities:
  Issuance of convertible preferred stock ........          --          797,630
  Issuance of common stock .......................          --             --
  Proceeds from short-term notes payable .........       895,000        955,000
  Advances to (from) majority stockholder ........          --         (294,292)
                                                     -----------    -----------

Net Cash Provided by Financing Activities ........       895,000      1,458,338
                                                     -----------    -----------

Increase in Cash .................................        55,323        594,504
Cash at Beginning of Period ......................       133,957        232,601
                                                     -----------    -----------

Cash at End of Period ............................   $   189,280    $   827,105
                                                     ===========    ===========

                      EAT AT JOE'S LTD., AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (Unaudited)
                                  (Continued)


                                                            For the Three Months
                                                               Ended March 31,
                                                             1999          1998
                                                            ------        ------
Supplemental Disclosure of
  Interest and Income Taxes Paid
    Interest paid for the period ...................        $ --          $4,459
    Income taxes paid for the period ...............        $2,725        $2,671






























   The accompanying notes are an integral part of these financial statements.

                      EAT AT JOE'S LTD., AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1999
                                  (Unaudited)


1.  Acquisitions

     The Company has entered into a non-binding letter of intent to acquire a 16 unit regional restaurant chain. Either party to the letter may terminate the letter of intent without penalty. The parties have agreed to proceed toward negotiation of a mutually agreeable purchase agreement. No assurances can be given that the purchase of the restaurant chain will be completed.

     In March of 1999, 1337855 Ontario, Inc. ("Ontario"), wholly owned subsidiary of the Company entered into a purchase agreement with Koo Koo Roo Canada Limited (Koo Koo Roo) to acquire certain assets and assume certain liabilities of that company. Koo Koo Roo is a California-based casual dining, quick service restaurant chain featuring skinless flame broiled chicken, roasted hand-carved turkey and made-to-order tossed salads and specialty sandwiches. In consideration for its payment of approximately $375,000, Ontario acquired (1) a 20 year exclusive license agreement in Canada with a 20 year renewal term to operate Koo Koo Roo restaurants; (2) re-negotiated the leases to operate 3 existing Koo Koo Roo locations in Toronto, and (3) satisfied outstanding debt obligations due the second lender to Koo Koo Roo.

================================================================================

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offer made by this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the company or the underwriter. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the company since the date hereof. This prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.


                                  ------------


                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary ........................................................    2
Risk Factors ..............................................................    4
Use of Proceeds ...........................................................   10
Dilution ..................................................................   11
Capitalization ............................................................   12
Selected Consolidated Financial Data ......................................   13
Management's Discussion and
  Analysis of Financial Condition and
  Results of Operations ...................................................   14
Business ..................................................................   16
Price Range of Common Stock ...............................................   23
Management ................................................................   24
Certain Transactions ......................................................   26
Principal and Selling Shareholders ........................................   26
Description of Securities .................................................   27
Plan of Distribution ......................................................   31
Shares Eligible for Future Sale............................................   32
Transfer Agent and Registrar ..............................................   32
Legal Matters .............................................................   32
Experts ...................................................................   32
Additional Information ....................................................   32
Index to Consolidated Financial Statements ................................  F-1



                                            ------------


Until _______, 1999 (25 days after the date of the prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.

================================================================================

================================================================================





                                  EAT AT JOE'S



                               12,000,000 Shares




                                   ----------
                                   PROSPECTUS
                                   ----------








                                  ______, 1999

================================================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     See "Management - Personal Liability and Indemnification of Directors."




ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses in connection with the distribution of the shares registered hereby, are set forth in the following table:



        SEC registration fee........................................ $ 1,600

        Legal fees and expenses.....................................  30,000

        Accounting fees and expenses................................  10,000

        Blue Sky fees and expenses..................................   7,500

        Transfer agent fees and expenses............................   1,000

        Printing and engraving expenses.............................   2,000

        Miscellaneous...............................................   2,000
                                                                       -----

          Total..................................................... $54,100



ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

     In November 1996, the Company raised $60,000 through the issuance 600,000 shares of its Common Stock and warrants to acquire 2,000,000 shares at an excise price of $1.00 per share. The offering was exempt from registration pursuant to Regulation D Section 504. In 1997, 900,000 warrants were exercised against payment of $900,000.

     In January, 1997 the shareholders of the Company adopted an agreement whereby 5,505,000 shares of the Company's Common Stock was exchanged for a 100% interest in E.A.J. Holding Corporation, Inc. Messrs. Joseph Fiore and Andrew Cosenza, Jr., the Company's Chairman and President, were the owners of all the outstanding shares of E.A.J. Holding Corporation, Inc. The Company issued its shares upon an exemption from registration under Section 4(2) of the Securities Act.

     In March, 1998, the Company sold 51 shares of its Series A Convertible Preferred Stock to a total of 8 accredited investors pursuant to an exemption from registration under the Section 4(2) and/or Regulation D or as an alternative, Regulation S of the Act. The Company received proceeds of approximately $797,000 from the sale of the securities. As of the date of this prospectus the outstanding shares are convertible into 217,631 shares of Common Stock of the Company.

     On May 5 1998, the Company sold 30 shares of its Series B Convertible Preferred Stock to a total of 3 accredited investors pursuant to an exemption from registration under the Section 4(2) and/or Regulation D. The Company received proceeds of approximately $484,000 from the sale of the securities. As of the date of this prospectus the outstanding shares are convertible into 1,129,845 shares of Common Stock of the Company.

     On May 21, 1998, the Company sold 34 shares of its Series B Convertible Preferred Stock to a total of 2 accredited investors pursuant to an exemption from registration under the Section 4(2) and/or Regulation D. The Company received proceeds of approximately $549,000 from the sale of the securities. As of the date of this prospectus all shares have been redeemed or converted into of Common Stock of the Company.

     In September, 1998, the Company sold 14 shares of its Series C Convertible Preferred Stock to 2 accredited investors pursuant to an exemption from registration under the Section 4(2) and/or Regulation D. The Company received proceeds of approximately $239,000 from the sale of the securities. As of the date of this prospectus the shares are convertible into 696,280 shares of Common Stock of the Company.

     On July 31, and September 2, 1998, the Company sold its 8% convertible debentures in the aggregate principal amount of $1,500,000 to an accredited investor pursuant to an exemption from registration under Section 4(2) and/or Regulation D. The Company retained proceeds of approximately $ 993,000 from the sale of the securities and $450,000 was applied to the repurchase of 19 shares of Series B Convertible Preferred Stock sold to an investor on May 21, 1998. As of the date of this prospectus, the debentures are convertible into 5,272,222 shares of Common Stock of the Company.

     In September, 1998, the Company sold 20 shares of its Series D Convertible Preferred Stock to an accredited investors pursuant to an exemption from registration under the Section 4(2) and/or Regulation D. The Company received proceeds of approximately $350,000 from the sale of the securities. As of the date of this prospectus the shares are convertible into 887,260 shares of Common Stock of the Company.

                                INDEX TO EXHIBITS


ITEM 27. EXHIBITS.

PAGE
EXHIBIT NO.                                 DESCRIPTION OF EXHIBIT
-------------------------------------------------------------------------------

     3.1  Articles of Incorporation(1)
     3.2  By-laws(1)
     4.1  Certificate of Designations-Series A Convertible Preferred Stock(1)
     4.2  Certificate of Designations-Series B Convertible Preferred Stock(1)
     4.3  Form of Warrant Agreement(1)
     4.4  Certificate of Designations-Series C Convertible Preferred Stock(1)
     4.5  Certificate of Designations-Series D Convertible Preferred Stock(1)
     5.1  Opinion of Beckman, Millman & Sanders, L.L.P.(1)
    10.1  Consulting Agreement-Wall Street Group, Ltd.(1)
    10.2  Indenture of Lease between University of Pennsylvania and Eat at Joe's
          U. of P., Inc.(1)
    10.3 Lease Abstract between Cherry Hill Center, Inc. and Eat at Joe's Cherry Hill, Inc.(1)
    10.4 Lease Abstract between Echelon Mall, Inc. and E.A.J. Eachelon Mall, Inc.(1)
    10.5  Lease  Information  Form  between  E.A.J.   PHL,  Airport,   Inc.  and
          Marketplace Redwood Limited Partnership(1)
    10.6 Lease Abstract between Eat at Joe's U. of P., Inc. and UCA Realty Group, Inc.(1)
    10.7 Lease Abstract between Rouse Philadelphia, Inc. and Eat at Joe's Gallery, Inc.(1)
    10.8 Lease Information Form between E.A.J. Enterprises, Inc. and First Fidelity Bank, N.A(1)
    10.9 Lease Abstract between Eat at Joe's Harbor Place, Inc. and Baltimore Center, Inc.(1)
   10.10  Lease Abstract between E.A.J. Shoppington, Inc. and Wilmorite, Inc.(1)
   10.11 Lease Abstract between Eat at Joe's Neshaminy, Inc. and General Growth Properties, Inc.(1)
   10.12 Lease Abstract between Eat at Joe's Plymouth Incorporate and Plymouth Meeting, Inc.(1)
   10.13  Lease Abstract between E.A.J. Danbury, Inc. and Wilmorite, Inc.(1)
   10.14  Registration of trade name for Eat at Joe's(1)
   10.15  Registration Rights Agreement(1)
   21     Subsidiaries of the Company.
   23.1   Consent of Robison, Hill & Co.
   24.2   Consent of Beckman, Millman & Sanders, L.L.P. (included in Exhibit 5)*
   27.1   Financial Data Schedule

(1) Previously filed.
*   To be filed by amendment.

ITEM 28. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned small business issuer hereby undertakes that it will:

          (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to (i) include any prospectus required by Section 10(a)(3) of the Securities Act; (ii)reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and (iii) include any additional or changed material information on the plan of distribution.


          (2) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1) or
     (4) or Rule 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.


          (3) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Town of Scarsdale, State of New York, on July 13, 1999.


                                          EAT AT JOE'S, LTD

                                          By /s/ Joseph Fiore

                                            ------------------------------------
                                              Joseph Fiore
                                               Chairman of the Board and
                                                Chief Executive Officer


     In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE                        TITLE                       DATE

       /s/ JOSEPH FIORE          Chairman of the Board,
                                 Chief Executive Officer     July 13, 1999
------------------------------
           Joseph Fiore


       /s/ GARY USLING           Chief Financial Officer     July 13, 1999
------------------------------
           Gary Usling


       /s/ JAMES MYLOCK          Director                    July 13, 1999
------------------------------
           James Mylock

       /s/ TIM MATULA            Director                    July 13, 1999
------------------------------
           Tim Matula